                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                               SweetWater, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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
                                                                PRELIMINARY COPY
                                SWEETWATER, INC.
                           1140 BOSTON AVENUE, UNIT A
                               LONGMONT, CO 80501



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 21, 1998


TO THE SHAREHOLDERS OF SWEETWATER, INC.:


         NOTICE IS HEREBY GIVEN that a Special Meeting (the "Meeting") of Shareholders of SweetWater, Inc., a Delaware corporation (the "Company"), will be held at 667 Madison Avenue, Suite 2500, New York, New York 10021 at 10:00 a.m. (local time), on January 21, 1998 for the following purposes:



         1. To consider and vote upon a proposal to approve (A) the Asset Purchase Agreement dated as of October 21, 1997 (the "Sale Agreement") between the Company and Cascade Designs, Inc., a Washington corporation; and (B) the sale (the "Sale") of substantially all the business, operations and assets of the Company, as contemplated by the Sale Agreement; and



         2. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to SWWT, Inc., effective upon the consummation of the Sale.



         All the above matters are more fully described in the accompanying Proxy Statement. Under the General Corporation Law of the State of Delaware, shareholders do not have appraisal rights in connection with the Sale.



         The Board of Directors has fixed the close of business on December 18, 1997 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof, and only record holders of Common Stock at the close of business on that day are entitled to notice of and to vote at the Meeting.


         EACH SHAREHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAD PREVIOUSLY RETURNED A PROXY CARD.

                                    By Order of the Board of Directors,


                                    PATRICK E. THOMAS
                                    Secretary
Longmont, Colorado
December __, 1997

                                SWEETWATER, INC.
                           1140 BOSTON AVENUE, UNIT A
                               LONGMONT, CO 80501


                                 PROXY STATEMENT


                         SPECIAL MEETING OF SHAREHOLDERS


                                 JANUARY 21, 1998


           This Proxy Statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of SweetWater, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Shareholders to be held on January 21, 1998, at 10:00 a.m. (local time) at 667 Madison Avenue, Suite 2500, New York, New York 10021 and at any meeting held upon adjournment or postponement thereof (the "Meeting"). Copies of this Proxy Statement, the attached Notice of Special Meeting of Shareholders, and the enclosed form of proxy were first mailed to the Company's shareholders on or about December _, 1997. The Company's principal executive offices are located at 1140 Boston Avenue, Unit A, Longmont, Colorado 80501 and its telephone number is (303) 678-0447.


           The Proposal. At the Meeting, the Company's shareholders will consider and vote upon (A) a proposal to approve (i) the Asset Purchase Agreement dated as of October 21, 1997 (the "Sale Agreement") between the Company and Cascade Designs, Inc., a Washington corporation ("Cascade" or the "Buyer"), and (ii) the sale (the "Sale") of substantially all the business, operations and assets of the Company , as contemplated by the Sale Agreement, for an amount in cash equal to the amount of the Closing Asset Value (as defined in the Sale Agreement and as estimated to be approximately $1,200,000 if the Closing had occurred on December 12, 1997) plus $300,000, plus the assumption of certain liabilities, and (B) a proposal to approve the amendment (the "Amendment") to the Company's Certificate of Incorporation to change the name of the Company to SWWT, Inc., effective upon consummation of the Sale. A copy of the Sale Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. If the Sale is completed, the Company will have no further operating business and the Board of Directors intends to concentrate its efforts on exploring opportunities to acquire a new business. Accordingly, a vote in favor of the Sale will effectively constitute a vote in favor of selling all of the operating assets of the business and changing the nature of the business of the Company. Depending on the structure of a future transaction, if any, the shareholders of the Company may not have an opportunity to vote upon the proposal to acquire a new business. See "The Sale Transaction - Conduct of Business Following the Sale; Use of Proceeds."


           Approval by the Board. The Company's Board of Directors has unanimously approved, and recommends that the Company's shareholders approve, the Sale Agreement and the Sale (collectively, the "Sale Transaction") and the Amendment.

           Voting of Proxies; Revocability of Proxy. A proxy card in the accompanying form, which is properly executed, duly returned to the Secretary of the Company and not revoked prior to


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

exercise, will be voted in accordance with the instructions indicated in the proxy card. If no instructions are given with respect to any matter specified in the Notice of Special Meeting to be acted upon at the Meeting, the proxies named therein will vote the shares represented thereby in favor of the proposal to approve the Sale Transaction and in favor of the proposal to approve the Amendment. Each shareholder who has executed a proxy and returned it to the Secretary of the Company may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Meeting does not itself revoke the proxy. In addition, any later dated proxies returned on a timely basis would revoke proxies submitted prior thereto. A shareholder who attends the Meeting in person, may, if he or she wishes, vote by ballot at the Meeting, thereby cancelling any proxy previously given by such shareholder.


           Solicitation of Proxies. Proxies are being solicited by and on behalf of the Company. Accordingly, the costs of the solicitation will be borne by the Company. In addition to solicitation by the use of mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile transmission or other means of communication. Such directors, officers and employees of the Company will not be additionally compensated, but will be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokers and dealers, custodians, nominees and fiduciaries to assist the Company in the solicitation of proxies, including for forwarding of proxy materials to beneficial owners of common stock of the Company, $0.001 par value per share (the "Common Stock"), held of record by such persons, and the Company will reimburse such brokers, dealers, custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith but will not otherwise compensate such persons.


           Record Date. The Board of Directors has fixed the close of business on December 18, 1997, as the record date (the "Record Date") for the determination of the shareholders entitled to notice of, and to vote at, the Meeting.


           Quorum; Vote Required. As of the Record Date, there were 3,113,583 shares of Common Stock issued and outstanding and entitled to vote. Each share of issued and outstanding Common Stock entitles the holder thereof to one vote. A majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. As the affirmative vote of the majority of the shares of Common Stock entitled to vote will be necessary for the approval of the Sale Transaction and the approval of the Amendment, abstentions and broker nonvotes will have the same effect as votes against the Sale Transaction and against the Amendment. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

           No Appraisal Rights. Under the General Corporation Law of the State of Delaware (the "DGCL"), shareholders of the Company do not have appraisal rights in connection with the Sale.

                     PROPOSAL NO. 1 - THE SALE TRANSACTION

BACKGROUND

           The terms of the Sale were the result of arm's-length negotiations between the Company and Cascade and their respective representatives. The following is a brief description of the background of the transaction and the negotiations leading to the execution of the Sale Agreement.


           The Company is currently engaged in manufacturing and distributing portable water filtration and purification devices for outdoor use (the "Outdoor Business"). Since its inception, the Company has been engaged primarily in product development and has incurred operating losses resulting in an accumulated deficit of approximately $10,700,000 as of September 30, 1997. Operating losses increased in 1996 as a result of the Company's efforts to develop a water filtration and purification device for the home use market. Although the Company and SBC Warburg Dillon Read ("Dillon Read"), the Company's financial advisor, actively pursued a joint strategic alliance to manufacture and market the home use product, the Company was unable to locate an industry partner for this product. Accordingly, the Company suspended its efforts to manufacture and market the home use product and sold the plans, designs and technology associated therewith in April 1997. During 1997, the Company reduced its personnel, discontinued its research and development efforts and initiated a cost containment program to reduce general and administrative expenses, conserve its cash resources and enable the Company to concentrate its resources on its Outdoor Business.


           At its meeting on July 18, 1997, the Board of Directors and management reviewed the financial results for the quarter ended June 30, 1997, including the improvement in the gross margin for such quarter. The directors also reviewed the status of the market for the Company's outdoor product, noting that the overall market had grown at a moderate rate in the 1997 selling season but that competition within such market had increased and the market share of Recovery Engineering, Inc., the Company's principal competitor, continued to increase. The directors then discussed the potential for the Outdoor Business to generate sufficient revenue to enable the Company to achieve profitability given the size of such market, the increased competition, the size of the Company's market share and the difficulty in increasing such market share given the Company's limited financial, technical and marketing resources. The Board then authorized Dillon Read, together with members of management, to contact entities which they believed may have an interest in purchasing the Outdoor Business to determine the level of interest and the potential purchase price for such business which would assist the Board in assessing the potential value of the alternatives for the Company.


           Dillon Read and management contacted seven companies which they believed may be interested in purchasing the assets of the Outdoor Business. By the end of August, two companies, including Cascade, had expressed an interest in conducting more extensive due diligence. After execution of confidentiality agreements, representatives of both companies were given access to the Company and its management and conducted extensive due diligence reviews. At the end of August, representatives of both management and Cascade met to discuss Cascade's interest in acquiring the Outdoor Business and possible valuations which may be attributed thereto. Cascade indicated that it may be interested in acquiring the business at book value, which management indicated would not be sufficient given the other companies expressing an interest in acquiring the Outdoor Business.


           In September, an additional company, which management and Dillon Read had been attempting to contact since July, responded to the Company's inquiries, expressed an interest



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

in conducting due diligence and signed a confidentiality agreement in September 1997. Although management and Dillon Read advised such company that SweetWater was in the final stages of negotiations with another buyer, such company was unable to commence its due diligence before the meeting of the Board on September 10, 1997. Management believed that the delays encountered in contacting this company resulted, in part, from recent management changes at such company and the fact that its corporate headquarters had relocated twice.


           On September 5, 1997, the Company received a letter of intent from Cascade which set forth the basic terms upon which Cascade was willing to purchase the assets of the Outdoor Business including the following: an offer to purchase such assets for book value, subject to certain adjustments; an exclusivity provision, which prohibited the Company from pursuing a transaction with, or responding to inquiries from, other proposed purchasers for the period of the letter of intent; a non-disclosure provision requiring the Company to keep the transaction confidential until the parties reached an agreement regarding publicity, unless otherwise required by law; and a requirement that a definitive agreement be executed within a specified period after the date of the letter of intent. Management and Dillon Read then negotiated with Cascade to increase the purchase price and to remove the exclusivity provisions set forth in the letter of intent. Immediately prior to the meeting of the Board of Directors on September 10, 1997, Cascade increased its proposed purchase price by $300,000 but continued to insist upon the inclusion of the exclusivity provision. At its meeting on September 10, 1997, the Board reviewed Cascade's amended offer in detail and reviewed the history of the Company's contacts with other potential purchasers. After noting that management expected the additional company which had completed due diligence to submit an offer by the end of business that day, the directors reviewed the status of negotiations with that company, the level of its due diligence review and the likelihood of such company completing a proposed transaction. The directors also reviewed the history of the Company's contacts with the third company which had requested but not commenced its due diligence. The directors then reviewed the advantages to be gained by proceeding with Cascade under the terms set forth in the letter of intent, which the Board believed was an advantageous valuation for the Outdoor Business, and the likelihood of Cascade terminating discussions if the Board rejected the exclusivity provision in the letter of intent or delayed executing the letter of intent. The Board weighed these advantages against the disadvantage of restricting the Board's access to other potential purchasers during the exclusivity period and the likelihood of any other potential purchaser submitting a higher offer in view of the limited number of interested purchasers. The Board then determined that it was in the best interests of the Company to review the terms of the offer, if any, which it expected to receive by the end of business that day from the company which had conducted its due diligence review before proceeding with Cascade. The Board also noted that, given the management and other changes at the third company and the fact that it had not yet commenced its due diligence review, there was no assurance that such company would make any offer and, even if such company was interested in pursuing a transaction, it was unlikely that such company would be in a position to respond quickly with an offer. Accordingly, the Board determined that it was not in the Company's best interest to risk losing the offer from Cascade or delaying a possible transaction, to enable the third company to commence and complete its due diligence. Accordingly, the Board authorized management to review the offer which it expected to receive and, if such offer was not as advantageous as the Cascade offer, to execute the letter of intent with Cascade and proceed to negotiate definitive agreements.


           On September 11, 1997, the Company received the additional offer to acquire the Outdoor Business for a cash price based, primarily, on book value. The additional offer was subject to the approval of the Board of Directors of the offeror and was valued by both the Company's chief financial officer and by the offeror at a lower valuation than the

Cascade offer. The offer also contained certain maximum values for the Company's inventory and fixed assets and was conditioned on the Company attaining certain gross profit margins which management believed were unattainable. Management informed representatives of the offeror that the offer was not sufficient and were informed that the offer could not be raised at that time. After determining that the other offer was lower than the offer from Cascade and included a performance condition which management believed would not be met, the Company determined that the other offer was not as favorable as the Cascade offer and executed the letter of intent with Cascade.


           Management, together with Dillon Read and legal counsel then proceeded to negotiate the terms of the Sale Agreement, more particularly described below, including, without limitation, the methods of valuing the Company's inventory and other assets to be acquired by Cascade, the product warranty liabilities to be assumed, the conduct of the business prior to the Closing, the terms of the License Agreement and the Non-Competition Agreements to be executed at the Closing, and the representations and warranties to be included in the Sale Agreement. The Board of Directors of the Company met again on October 17, 1997 and reviewed the terms of the Sale Agreement in detail. Although representatives of Dillon Read did not make a presentation to the Board at such meeting, the Board was informed that Dillon Read would deliver an opinion to the Board to the effect that, the proposed Sale as set forth in the Sale Agreement was fair to the Company and its shareholders from a financial point of view. After additional discussion, the Board unanimously voted to approve the Sale Transaction and to recommend that the shareholders approve the Sale Transaction at the Meeting. The Sale Agreement, as previously approved, was executed by the Company and Cascade on October 21, 1997.


REASONS FOR ENGAGING IN THE SALE

           The Board of Directors believes that the Sale represents a favorable valuation for the Outdoor Business which has not previously generated sufficient revenues to provide a return to the shareholders or to achieve profitability. The Sale will enable the Company to preserve its cash resources while the Board of Directors explores opportunities to acquire a new business which may have greater potential to provide a return to the shareholders of the Company. Although the Board believes the Sale and the strategy of acquiring a new business is in the best interests of the shareholders, there are significant risks inherent in this strategy, which are more particularly described under "Risk Factors" below.

RECOMMENDATION OF THE BOARD OF DIRECTORS


           The Board of Directors of the Company believes that the Sale Transaction is in the best interests of, and is fair to, the Company and its shareholders. The Board of Directors unanimously approved the Sale Transaction, and unanimously recommends that the shareholders vote FOR approval of the Sale Transaction at the Meeting. Although Mr. Reynolds, President, Chief Executive Officer and a director of the Company, voted in favor of the Sale Transaction, he may be deemed to have a conflict of interest as he will receive a bonus under the Management Agreement if the Sale Transaction is consummated. See "Interests of Certain Persons in the Sale" below.

           The terms of the Sale were the result of arm's length negotiations between the Company and Cascade and their respective representatives. In the course of reaching their decision to approve the Sale Transaction, the Board of Directors consulted with Dillon Read as well as with management. In voting upon the Sale Transaction, the Board considered in detail all the factors they deemed relevant to their decision, including the amount and nature of the consideration to be received for the Outdoor Business, the financial results of the Company since 1994, the current and historical stock prices for the Common Stock, the likelihood of the Company achieving profitability if the Outdoor Business were retained in view of the limited nature of the Company's products and the difficulties in developing new products with limited financial and technical resources, the limited size of the current market for the Company's products, the Company's market share, increased competition and the risks and costs inherent in attempting to expand the Company's market share or the overall market for the Company's products to include general sporting goods stores and mass merchants, the increased exposure to the risks of new technological developments and increased competition as a result of the reduction of the Company's research and development efforts, the limited number of companies which may be interested in acquiring the Outdoor Business and the likelihood of selling the Outdoor Business to another buyer on more favorable terms, the advantages of preserving the Company's cash resources and the opportunity to acquire a new business in an unrelated industry which may have greater potential for generating a return to the Company's shareholders than the Company's current business. The Board considered that all of the factors cited above were supportive of a recommendation to approve the Sale Transaction.


           Although the Board also considered the risks inherent in the strategy to acquire a new unidentified business, such as competition for attractive acquisition candidates given the Company's limited resources, the risks and uncertainties of investing in a new business and the dependence on future management, the Board did not consider these negative factors to be significant compared with the advantages of proceeding with the Sale Transaction and the prospects for the Company if the Outdoor Business were retained. For a more particular description of the risks inherent in the strategy to acquire a new business, see "Risk Factors" below.

           Based on the information available to the Board, the advice of Dillon Read and the fact that the only other offer received was not as favorable as the Cascade offer, the Board concluded that no other party was likely to consummate a transaction on terms more favorable to the Company's shareholders than the terms offered by Cascade.

           After considering these factors (to which the Board did not assign specific weights) and after consultation with Dillon Read, the Board unanimously approved the Sale Transaction, and recommends that the shareholders approve the Sale Transaction at the Meeting. Although Mr. Reynolds, President, Chief Executive Officer and a director of the Company, voted in favor of the Sale Transaction, he may be deemed to have a conflict of interest as he will receive a bonus under the Management Agreement if the Sale Transaction is consummated. See "Interests of Certain Persons in the Sale" below.


OPINION OF DILLON READ

           As described above under "Background," Dillon Read delivered its written opinion to the effect that, based upon the assumptions made, matters considered and limits of the review undertaken, as described in the opinion, the proposed Sale as set forth in the Sale Agreement is fair to the Company and its shareholders from a financial point of view.

           The full text of Dillon Read's written opinion, dated October 21, 1997, is attached hereto as Appendix B. Shareholders are urged to read the opinion in its entirety including the portions thereof describing the assumptions made, matters considered and limits of the review undertaken by Dillon Read. Dillon Read's opinion is directed only to the fairness from a financial point of view of the cash consideration to be received by the Company and does not constitute a recommendation to any shareholder of the Company as to how the shareholder should vote on the Sale Transaction. The summary of the opinion of Dillon Read set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. A summary of the terms under which Dillon Read was retained by the Company is set forth below.


           In arriving at its opinion, Dillon Read reviewed (i) publicly available financial statements of the Company, (ii) management's internal projections for the Outdoor Business furnished to Dillon Read by the Company, and (iii) similar financial data and stock market data of other publicly held companies in businesses similar to that of the Outdoor Business. In addition, Dillon Read performed such other studies, analyses, inquiries and investigations as Dillon Read considered appropriate, including several discounted cash flow analyses of the Outdoor Business. Although Dillon Read reviewed other transactions and companies in the industry, as it did not believe the transactions or companies were comparable to the Sale Transaction or the Company, these analyses were not deemed to be a meaningful method of valuation and were not completed.


           Dillon Read also considered, as risk factors, several issues relating to management's projections for the Outdoor Business including, the Company's poor historical financial and operating performance, the Company's actual performance which was materially less favorable than financial forecasts for the Outdoor Business, the limited market for the Company's products, the small size and market share attributed to the Outdoor Business, customer concentration, the size and capitalization of the Company's competitors, the small number of potential acquirors for the Outdoor Business, the difficulty in financing a leveraged transaction, and the Company's considerable customer concentration.

           In arriving at its opinion, Dillon Read assumed and relied upon the accuracy and completeness of the financial and other information furnished to Dillon Read, or which was publicly available, and did not independently verify any of such information. Dillon Read's opinion was based upon economic and market conditions and other circumstances as they existed on, and could be evaluated as of, the date of Dillon Read's written opinion.


           No limitations were imposed on Dillon Read with respect to the scope of its review, its investigations or its procedures in arriving at its opinion. Dillon Read did not express an opinion as to the relative merits of the Sale or any other strategic alternative that might be available to the Company.

           Based on and subject to the foregoing, Dillon Read conducted various financial analyses in connection with the rendering of its fairness opinion which served as a basis for deriving a reference range for the value of the Outdoor Business.


           In its discounted cash flow analysis, Dillon Read used a five-year estimate, based on a forecast developed by management of the Company, of future cash flow generated by the Outdoor Business's operations which showed $151,000 of earning before interest in the fifth year. Given the risk factors identified by Dillon Read and described above, Dillon Read significantly reduced management's projections of sales and earnings and used discount rates between 15% and 25% for such cash flow analysis that approximate those typically used in venture capital investing to account for the risks associated with the Company. The foregoing procedure derived a reference range of $1.0 million to $1.3 million for the Outdoor Business.

           Although Dillon Read reviewed the prices paid in recent acquisitions of companies in the outdoor industry, Dillon Read did not perform a comparable transaction analysis as a basis for a valuation of the Outdoor Business as there were no transactions involving the sale of a comparable product line of similar size in the outdoor industry to be compared with the sale of the Outdoor Business. Similarly, although Dillon Read compared the Outdoor Business to relevant public companies in the outdoor industry, including Recovery Engineering, Inc, Coleman, Proctor Silex and Culligan, as these companies are all considerably larger and have higher levels of profitability than the Company, they were not deemed comparable to the Company for purposes of serving as a method of valuation.


           After reviewing the results of each of the foregoing analyses, all of which supported the fairness of the Sale Transaction, and considering the current market and economic environment and the marketing effort undertaken in connection with the sale of the Outdoor Business, which involved contacting seven potential acquirors, only three of which expressed any interest in pursuing additional due diligence, Dillon Read considered the discounted cash flow analysis as the most meaningful analysis and developed a reference range for the Outdoor Business of between $1.0 million and $1.3 million. If the Closing had occurred on December 12, 1997, management of the Company estimates that the purchase price paid by Cascade would have been approximately $1,500,000.


           The foregoing does not purport to be a complete description of Dillon Read's written opinion or its discussions with members of the Board. Dillon Read believes that its analyses must be considered as a whole and that selecting portions of those analyses or the factors considered by Dillon Read, rather than considering all of the analyses and factors, could create an incomplete view of the procedures underlying its opinion. The process of preparing a fairness opinion involves many procedures, analyses and factors and is not readily susceptible to a partial or summary description. In arriving at its opinion, Dillon Read made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's control. Dillon Read's analyses, estimates and views as to values developed in connection with its opinion are not necessarily indicative of actual values, which may be significantly more or less, and do not purport to be appraisals or necessarily reflect the prices at which businesses may actually be sold. The full text of Dillon Read's written opinion is set forth in Appendix B to the Proxy Statement.


           Dillon Read engages in providing financial advisory services, on a fee basis, primarily to corporations in connection with mergers, acquisitions, divestitures, leveraged buy-outs, joint ventures, reorganizations, recapitalizations and other extraordinary corporate transactions. The Company selected Dillon Read to render its opinion on the basis of its expertise.

           The Company retained Dillon Read, under the terms of an agreement (the "Dillon Read Agreement") dated June 12, 1996 as the Company's exclusive agent, for a period of one year, to attempt to arrange a joint strategic alliance, primarily for the development and marketing of the Company's home use product, or an acquisition of all or a portion of the stock of the Company or substantially all of its business or assets. Dillon Read was paid a fee of $150,000 upon execution of the agreement; an additional fee equal to $350,000 plus a percentage of any consideration over $5,000,000 was due upon a closing of a transaction governed by the Dillon Read Agreement. In January 1997, the Dillon Read Agreement was amended to provide that, in lieu of any further consideration which may become payable under the terms of the original agreement, the Company paid an additional $150,000 to Dillon Read in consideration of its agreement (a) to continue to attempt to arrange a joint strategic alliance for the development and marketing of the Company's home use product, (b) to represent the Company through March 31, 1998, in connection with a proposed sale of the Outdoor Business and (c) to issue an opinion as to the fairness from a financial point of view to the Company's shareholders of either or both transactions. No further fees are due to Dillon Read upon consummation of the Sale Transaction.

           The Company has agreed to indemnify and hold harmless Dillon Read against any losses, claims, damages or liabilities to which it may become subject as a result of its rendering of services pursuant to the Dillon Read Agreement, as amended, and to reimburse Dillon Read for its reasonable out-of-pocket expenses incurred in connection with its rendering of those services.

INTERESTS OF CERTAIN PERSONS IN THE SALE


           As an incentive to maximize cash flow from the Outdoor Business, to conserve the Company's cash resources and to retain senior management, in May 1997, the Company and Eric M. Reynolds (President, Chief Executive Officer and a director of the Company), Patrick E. Thomas (Vice President and Chief Financial Officer of the Company), and Jerry L. Cogdill (Chief of Operations for the Company) (collectively, "Management"), entered into an agreement (the "Management Agreement") pursuant to which Management agreed to remain with the Company through January 31, 1998 in exchange for certain performance bonuses and a right of first refusal to purchase the Outdoor Business which would become effective in the event (i) certain performance targets were met and (ii) the Company elected to sell such business within a specified period after December 31, 1997. The Company did not elect to sell such business, and was under no obligation to offer or sell such business to Management or any other party, as a result of the Management Agreement. Specifically, pursuant to the Management Agreement, as a result of the Sale Transaction, the three members of Management, as a group, will receive an aggregate bonus equal to 30% of the excess of the price paid by Cascade over the "Management Price," which is expected to be a nominal amount as Management met the performance targets set forth in the Management Agreement. The amount of the bonus will be calculated within five days of the Closing Date of the Sale Transaction, is estimated to be approximately $500,000 and is expected to be divided equally among the three members of the Management. As the determination to sell the Outdoor Business was made prior to December 31, 1997, the right of first refusal is not available to Management under the terms of the Management Agreement.


CONDUCT OF BUSINESS FOLLOWING THE SALE; USE OF PROCEEDS


           If the Sale Transaction is approved, all of the assets associated with the Company's Outdoor Business will be sold to Cascade, the Company will have no further operating business, and the management and administrative staff will be reduced to the minimum required to maintain the Company's investments and to fulfill its reporting obligations. After the consummation of the Sale Transaction, the Board of Directors intends to concentrate its efforts on exploring opportunities to effect an acquisition, whether by merger, exchange or issuance of capital stock, acquisition of assets or other similar business combination (a "Business Combination"), with a privately-held business which the Board believes may have significant growth potential. The Board of Directors has elected not to liquidate the Company and distribute its cash to the shareholders upon consummation of the Sale Transaction, as the Board believes that the acquisition of a business with growth potential has the potential to create a greater return for the shareholders than the distribution of the Company's cash. The Company currently estimates that it will realize net proceeds from the Sale of approximately $850,000 after payment of all transactional expenses and the Management Bonus described above, and that cash and short-term investments after the Sale will aggregate approximately $1,500,000.


           The Board of Directors may utilize cash, equity, debt or a combination thereof in effecting a Business Combination. While the Board may, under certain circumstances, explore possible Business Combinations with more than one prospective acquisition candidate, in all likelihood, unless additional financing is available, the Board expects that the Company will seek to enter one business, although the Board may seek to acquire more than one entity in such business over a period of time. As the Company expects to encounter significant competition in its search for an appropriate acquisition candidate, the Company cannot be assured that any such transaction will be effected. No agreements, commitments or understandings have been made with any candidates for a proposed Business Combination.


           After the Sale, the Company plans to use its cash to pay ongoing general and administrative expenses, which are anticipated to be minimal, and to seek acquisition candidates. Depending on the size and nature of the entity, if any, which may be acquired, the Company may borrow funds to increase the amount of capital available for a Business Combination or otherwise finance the operation of the acquired business. Although the Company believes additional capital may be required, the necessity for and the amount and nature of any future borrowings or other financings by the Company will depend on numerous considerations including the Company's capital requirements, its perceived ability to service such debt and prevailing conditions in the financial markets and the general economy. No assurance can be made that additional capital will be available on terms acceptable to the Company.

           As the Company has not had, and does not expect to have, any earnings for the foreseeable future, shareholders will receive no dividends for some time, if at all. Shareholders will not receive any payments as a result of the Sale Transaction.


           Under the terms of the Sale Agreement, the Company has agreed to change its name upon consummation of the Sale. Accordingly, if the proposed Sale Transaction is approved, the Company must amend its Certificate of Incorporation to change the Company's name. The Board of Directors proposes to change the name of the Company to SWWT, Inc. See "Proposal No. 2 - The Amendment." Upon consummation of the proposed Sale Transaction, the Company intends to move its corporate headquarters to 3492 West 109th Circle, Westminster, Colorado 80030.

           A vote in favor of the Sale will effectively constitute a vote in favor of changing the nature of the Company's business. Depending on the structure of the subsequent Business Combination, if any, the shareholders may not have an opportunity to vote on the subsequent Business Combination and the change in the nature of the Company's business. See "Risk Factors" for a description of certain business risks inherent in changing the Company's business.

ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

           The DGCL governs shareholders' rights in connection with the Sale. Under the applicable provisions of DGCL, the Company's shareholders will have no right in connection with the Sale to seek appraisal of their shares of Common Stock.

ACCOUNTING TREATMENT OF SALE


           If the Sale Transaction is approved by the shareholders, the Company will record the proposed and planned disposition under Accounting Principles Board Opinion No. 30, discontinued operations treatment with a financial accounting measurement date as of the date of shareholder approval. The actual gain or loss will depend on results of operations through the disposal date, the realization of the inventory reserve, the calculation of the management bonus and the amount of severance payments, if any. See "Unaudited Pro Forma Financial Information."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SALE


           The Sale should have no direct income tax consequences to the Company's shareholders. The Sale will be reported as a sale of assets for federal income tax purposes in 1998. The resulting tax gain from the Sale is not expected to result in significant federal income tax liability but will reduce the Company's net operating loss carryforwards.


           The Company's operations will change from the business of manufacturing and distributing portable walter filtration and purification devices for outdoor use to that of an acquisition company after the Sale. This change in the Company's operations may have an adverse effect on the ability of the Company to benefit from its net operating loss carryforwards in the future.

           THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL WITH RESPECT TO THE ANTICIPATED TAX CONSEQUENCES. THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE COMPANY RECOMMENDS THAT EACH SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF THE SALE.

                     CERTAIN INFORMATION CONCERNING CASCADE

           Cascade is a Washington corporation engaged in the business of manufacturing equipment for outdoor recreation and travel. Cascade also manufactures a line of medical products. Cascade will fund the purchase price from available working capital. Cascade's principal executive offices are located at 4000 First Avenue South, Seattle, Washington 98134 and its telephone number is 206-583-0583.

           All information contained in this Proxy Statement relating to Cascade has been supplied by Cascade to the Company.

         RISK FACTORS RELATING TO THE COMPANY'S BUSINESS AFTER THE SALE

           IF THE SALE IS CONSUMMATED, THE COMPANY WILL HAVE NO OPERATING BUSINESS. DEPENDING ON THE STRUCTURE OF THE SUBSEQUENT BUSINESS COMBINATION, IF ANY, THE SHAREHOLDERS OF THE COMPANY MAY NOT HAVE AN OPPORTUNITY TO VOTE ON ANY BUSINESS COMBINATION AND THE CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS IN THE FUTURE. CONSEQUENTLY, THE FOLLOWING RISK FACTORS SHOULD BE TAKEN INTO CONSIDERATION BY EACH SHAREHOLDER IN DETERMINING WHETHER TO APPROVE THE SALE TRANSACTION.

           Limited Resources. The Company's only significant asset after the Sale will be cash and short-term investments which the Company intends to use for general corporate purposes and to seek acquisition candidates. The success of the Company, after the Sale Transaction, will be dependent on its ability to complete a Business Combination with an attractive acquisition candidate and its ability to finance and develop a future business. Given the Company's limited resources, the Company cannot be assured that it will succeed in its efforts to conclude a Business Combination. In addition, since the Company does not know the type of business, if any, in which it will eventually engage the Company's ultimate capital needs, or the availability of such capital, cannot be assessed at this time.

           Competition for Business Combination Prospects. The Company will not be a significant participant in the business of seeking mergers with, and acquisitions of, small private entities and will have very limited resources to support an acquisition. The Company will be required to compete for desirable acquisition candidates with a large number of established and well financed entities, including venture capital firms, with significantly greater financial resources and technical expertise than the Company.

           Business Risks. If a Business Combination is effected, the success of the Company will depend to a great extent on the operations, financial condition, management and prospects of the entity, if any, with which the Company may merge or which it may acquire. As the Company has no arrangement, agreement or understanding with a particular business entity, the specific risks presented by such business cannot be described or assessed at this time. Such business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured and such business may be in competition with larger, more established firms over which it will have no competitive advantage. The Company's investment in a new business opportunity may be highly illiquid and could result in a total loss to the Company if the opportunity is unsuccessful. Given the Company's limited resources, it is expected that the Company will not be in a position to diversify this risk by investing in more than one business.

           Dependence on Future Management; No Operating History. If a Business Combination is effected, the success of the Company's operations may be dependent, wholly or partly, upon management of the successor firm and numerous other factors beyond the Company's control. Although the Board of Directors will seek to effect a Business Combination with a privately held entity with an established operating history and experienced management, the Company cannot be assured that it will be successful in locating an acquisition candidate meeting such criteria. In addition, as the Company may not have any experience, and is not expected to have any operating history, in its new line of business, which is yet to be determined, the Company cannot be assured that the Company's activities will be profitable.

           No Dividends Anticipated. At the present time management does not anticipate that the Company will pay dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.

           Issuance of Additional Shares; Possible Change of Control. Approximately 4,239,256 shares of Common Stock and 6,462,500 shares of Preferred Stock have not yet been issued, or reserved for issuance upon exercise of outstanding options and warrants, and thus are available for issuance in connection with a Business Combination. The Board of Directors is authorized to approve the issuance of such shares to raise additional capital or to effect a Business Combination, in some cases, without the approval of the Company's shareholders. As shareholders do not have preemptive rights with respect to the issuance of shares of the Common Stock, any additional issuance by the Company from its authorized but unissued shares would have the effect of reducing the percentage ownership of the shareholders and may result in a change of control of the Company. The resulting change in control of the Company could result in a change in the Company's officers and directors and a corresponding reduction in their participation in the future affairs of the Company. In addition, a change in control of the Company could, under certain circumstances, adversely affect the Company's ability to use the Company's net operating loss carryforwards.

           Regulation. Although the Company will continue to be subject to regulation under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, after the consummation of the Sale Transaction, management believes the Company will not be subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act") insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act. In such event, the Company would be required to register as an investment company, could be expected to incur significant registration and compliance costs and would be subject to extensive regulation. Management has obtained no formal determination from the Commission as to the status of the Company following the Sale Transaction under the Investment Company Act and, consequently, any violation of such Act would subject the Company to material adverse consequences.

                           TERMS OF THE SALE AGREEMENT


           Although the following is a summary of all material elements of the Sale Agreement, it is not complete and is qualified in its entirety by reference to the copy of the Sale Agreement and related documents attached as Appendix A to this Proxy Statement, which shareholders are urged to read in its entirety. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Sale Agreement.


THE SALE AGREEMENT


           General. Pursuant to the terms of the Sale Agreement, in consideration of the transfer to Cascade of substantially all of the Acquired Assets relating to the Outdoor Business of the Company, other than Excluded Assets, Cascade has agreed to pay to the Company an amount in cash equal to the Closing Asset Value plus $300,000 (the "Purchase Price"), and to assume the Assumed Liabilities. If the Closing had occurred on December 12, 1997, management estimates that the Closing Asset Value would have been approximately $1,200,000.


           The Purchase Price is payable at the Closing by bank or certified check or by wire transfer. The Closing Asset Value is to be calculated by conducting a physical count of all inventory prior to and as close as practicable to the Closing Date and in no event later than the second business day after the date of the Meeting. The calculation of Closing Asset Value is to be set forth in a statement to be signed by the Company and Cascade at the Closing which statement shall be final and binding upon both parties for all purposes. The Closing Asset Value shall be an amount equal to the sum of: (i) $294,000, which is the determined value of all equipment included in the Acquired Assets, plus (ii) an amount (not to exceed $20,000) equal to the actual cost incurred by the Company in the purchase and installation of any fixed assets installed in the Facility by the Company after the date of the Sale Agreement plus (iii) an amount equal to the Inventory Value, plus (iv) an amount equal to the sum of all accounts receivable attributable to payors with billing addresses in the United States and Canada, as determined by the Company's accounts receivable aging report as of the close of business on the day preceding the Closing Date, discounted to the extent of 0.3%, plus (v) an amount equal to the sum of certain security deposits, prepaid items and discretionary expenditures. The Inventory Value is to be determined by multiplying the actual inventory by the respective values for such inventory as set forth in the Company's 1997 standard cost inventory valuation report previously delivered by the Company to Cascade.

           The closing of the Sale (the "Closing") is scheduled to occur no later than the fifth business day following the approval of the Sale Transaction by the Company's shareholders at the Meeting (the "Closing Date"). The obligations of the parties to consummate the Sale Transaction are subject to certain customary conditions such as the accuracy of representations and warranties in the Sale Agreement, the performance of the covenants set forth therein and to the absence of certain legal actions or proceedings prohibiting consummation of any of the transactions contemplated by the Sale Agreement, the approval of the Sale Transaction by the Company's shareholders at the Meeting, the execution and delivery of Non-Competition Agreements by Eric W. Reynolds and Jerry Cogdill, and the execution and delivery of the License Agreement by Cascade and the Company.

           Assets and Liabilities to be Transferred. The assets to be transferred to the Buyer include (i) the Company's leasehold interests in the real property and facilities located at 1140 Boston Avenue, Unit A, Longmont, Colorado 80501 (the "Facility"), together with all of the Company's interest in and to all improvements thereon and all of the furniture, fixtures and equipment owned by the Company and located in the Facility; (ii) all tangible personal property including, but not limited to, all machinery, equipment, raw materials, work in progress, inventories, tools, and the office operating and other supplies, such as desk sets, furniture and computers, currently utilized by the Company's twelve employees; (iii) all of the Company's common law and statutory rights in, and the goodwill associated with, the name "SweetWater" and the Intellectual Property; (iv) all trade accounts receivable of the Outdoor Business attributable to payors with billing addresses in the United States and Canada; (v) all of the Company's rights and claims under the Outdoor Contracts and all claims, demands, judgments and rights of set-off relating to the Outdoor Contracts; (vi) all books, records and files of the Company relating to the Outdoor Business; (vii) to the extent transferable, all licenses, authorizations and permits issued by any governmental or regulatory agency relating exclusively to the Outdoor Business, and all applications therefor pending or filed; (viii) EPA Registration No. 67373-1 and data compensation rights granted the Company under the Federal Insecticide, Fungicide and Rodenticide Act; (ix) to the extent transferable, all software licenses and authorizations; and (x) all other assets owned by the Company and used exclusively in the Outdoor Business in the ordinary course of business as currently conducted.

           Excluded Assets consist of (i) all cash, marketable securities, insurance policies, certain deposits and prepaid assets and expenses of the Company; (ii) all rights and claims (including, without limitation, rights under any insurance policies of the Company, refunds, tax refunds and claims thereto) of the Company with respect to the Excluded Assets or the Excluded Liabilities;
(iii) any and all minute books, stock transfer records, corporate seals, Tax Returns, and any books or records (including, without limitation, payroll records and paid invoices) relating to Tax Returns; (iv) all rights of Seller under the Sale Agreement and the agreements and instruments delivered to Seller by Purchaser pursuant to the Sale Agreement; (v) all finished goods relating to products not included in the Company's price list on October 21, 1997, all components of goods and all raw materials not used in products included in the Company's price list on October 21, 1997; and (vi) certain computer equipment, office equipment and supplies and software.

           Assumed Liabilities consist of (i) liabilities and obligations that arise out of the Company's product warranties; and (ii) liabilities and obligations that arise out of or relate to any event occurring after the Closing Date in connection with the operation of the Outdoor Business, the use or ownership of any of the Acquired Assets or the assumption of the Outdoor Contracts.

           Excluded Liabilities consist of (i) all accounts payable and liabilities of the Company in respect of indebtedness for borrowed money; (ii) all of the Company's liabilities and obligations in respect of Taxes attributable to taxable years or periods ending prior to the Closing Date; (iii) all of the Company's liabilities for the payment of accrued employee benefits or for severance benefits arising out of any agreement between the Company and any of its employees or any other person; (iv) liabilities and obligations arising under Environmental Laws or otherwise related to the environment as a result of the Company's operation of the Outdoor Business prior to the Closing Date, the Company's lease of the facilities located at 2505 Trade Center Avenue, Longmont, Colorado 80503 and 4725 Nautilus Court South, #3, Boulder, Colorado 80301 or as a result of any act of the Company's employees prior to the Closing Date at the Facility; (v) all liabilities of the Company under the Sale Agreement; and (vi) all other liabilities not specifically included within the definition of Assumed Liabilities and arising out of events occurring prior to the Closing Date.

           Representations and Warranties. The Sale Agreement contains various representations and warranties of the Company including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability; non-contravention of transactions contemplated by the Sale Transaction of the Company's certificate of incorporation or by-laws, and non-violation of laws and binding agreements; consents and approvals; compliance with laws, licenses and permits pertaining to the Outdoor Business; the accuracy of financial statements provided to the Buyer; accounts receivables and inventories; absence of certain changes since June 30, 1997; absence of legal proceedings; ownership, condition and title to assets and properties; taxes and tax returns; contracts; patents, trademarks and tradenames; environmental matters; absence of brokers; and the accuracy of information relating to the Company to be contained in this Proxy Statement.

           The Sale Agreement contains various representations and warranties of Cascade including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability; non-contravention of transactions contemplated by the Sale Transaction of Cascade's certificate of incorporation or by-laws and nonviolation of laws or binding agreements; consents and approvals; absence of brokers; absence of legal proceedings challenging the validity of the Sale Agreement, and the accuracy of information relating to Buyer to be contained in this Proxy Statement.

           The representations and warranties survive the Closing for a period of one year from the Closing Date or until expiration of the applicable statutes of limitations in respect of tax matters and title to the Acquired Assets.

           No Solicitation. Pursuant to the Sale Agreement, the Company has agreed not to solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets or any substantial portion thereof; provided, however, that the Company and its directors and officers may furnish information to any other Person who, after the date of the Sale Agreement, submits a written offer for the stock or assets of the Company, if the Board of Directors determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of the Board of Directors requires that the Company furnish such information.

           Covenants. Pursuant to the Sale Agreement, prior to the Closing, Seller has agreed (i) to conduct the Outdoor Business in the ordinary course, consistent with past practice, and to use all reasonable efforts to maintain its relationships with lessors, suppliers, vendors, customers and employees; (ii) to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Outdoor Business; (iii) as soon as reasonably practicable after the date of the Sale Agreement, to prepare for filing and file with the Securities and Exchange Commission this Proxy Statement in preliminary form to approve the Sale Transaction and such other matters as may be necessary or desirable to include herein; (iv) to use all reasonable efforts to call a meeting of the holders of its Common Stock as promptly as practicable after the date of the Sale Agreement, for the purpose of obtaining approval of the Sale Transaction and to use all reasonable efforts to hold such meeting; and (v) subject to the accuracy of the representations and warranties of Buyer set forth in Article V of the Sale Agreement, through its Board of Directors, to recommend to the holders of its Common Stock approval of the Sale Transaction.

           Pursuant to the Sale Agreement the Company and the Buyer have agreed
(i) to use all reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by the Sale Agreement and (ii) from the date of the Sale Agreement through the Closing Date, that no public release or announcement concerning the Sale Transaction will be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may, in the opinion of counsel to the disclosing party, be required by applicable law.

           Covenant Not to Compete. The Company has agreed that, for a period of three years from and after the Closing Date it will not engage, directly or indirectly, in the business of manufacturing, distributing or selling portable water filtration and purification devices in the outdoor recreational or the travel-related markets; provided, however, that the Company will not be prohibited from owning less than 5% of the outstanding stock of any publicly traded corporation.

           Indemnification. The Company has agreed to indemnify, defend and hold harmless Buyer and Buyer's affiliates from and against any and all losses, liabilities, obligations, payments, damages, costs and expenses arising out of or due to, directly or indirectly (i) any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or undertakings of the Company contained in the Sale Agreement or in any agreement, document or instrument executed and delivered pursuant thereto or in connection therewith; and (ii) any Excluded Liability.

           The Buyer has agreed to indemnify, defend and hold harmless the Company and the Company's affiliates from and against any and all losses, damages, costs and expenses arising out of or due to, directly or indirectly (i) any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or undertakings of the Buyer contained in the Sale Agreement or in any agreement, document or instrument executed and delivered pursuant thereto in connection therewith; and (ii) any Assumed Liability.

           The amount of any indemnifiable loss shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such indemnifiable loss.

           Neither party shall be entitled to assert any claim with respect to any indemnifiable losses until such time as the aggregate amount of all of such indemnifiable losses exceed $10,000 (the "Basket Amount"). At such time as such party's indemnifiable losses exceed, in the aggregate, the Basket Amount, then such party and its affiliates may assert all of their claims for such indemnifiable losses up to a maximum of $500,000.

           Expenses and Transfer Taxes. Each party has agreed to bear its own fees and expenses in respect of the Sale Transaction, except that the Buyer has agreed to paying all Transfer Taxes payable in connection with the Sale Transaction.

           Termination. The Sale Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing Date (i) by written consent of the Company and the Buyer, (ii) by the Buyer or the Company, if the Closing does not occur on or before March 31, 1998; provided, however, that the Closing has not been delayed as a result of a material breach of the representations, warranties, covenants and agreements by the party seeking termination.

LICENSE AGREEMENT

           Under the terms of the Sale Agreement, at the Closing, Cascade must execute and deliver a License Agreement which grants to the Company a royalty-free, exclusive, worldwide, irrevocable and transferrable right and license (the "License") to use, commercialize, exploit and sublicense a water treatment process currently under development by the Company (the "Formula") in connection with the design, manufacture, production and distribution of home use water filtration and purification products, home health care appliance products, and laboratory filtration and purification products (collectively, the "Products"), but excluding portable water filtration and purification products for outdoor use. The License has a term of seventeen years from the date of the first public sale of a product utilizing the Formula, and shall be automatically renewable for successive one-year terms unless the Company sends written notice to Cascade of its election not to renew the License Agreement. The License is terminable by either party if the other party (i) is adjudicated bankrupt or insolvent, or if a receiver is appointed for any substantial portion of such party's assets or (ii) is in default in the performance of any material term of the License Agreement and such default continues for a period of 90 days following receipt of notice from the non-defaulting party of such default.


           Upon completion of the Sale Transaction, if the Board determines that it is advisable to continue development of the Formula, the Company, in collaboration with Cascade, and through the use of consultants, may continue to test and develop this process with a view to sublicensing the Formula to companies that will manufacture Products using the Formula in exchange for a royalty. As the Formula was developed for use in the Outdoor Business and was in the early stages of development at the time of the sale of the assets relating to the Company's home use product in April 1997, the Formula was not included in such sale at that time. In addition, additional development and testing is expected to be required before a determination can be made if a home use product utilizing the Formula is possible.


NON-COMPETITION AGREEMENT

           Under the terms of the Sale Agreement, at the Closing, Messrs. Reynolds and Cogdill must execute and deliver a Non-Competition Agreement pursuant to which each executive will agree that for a period of three years from and after the Closing Date (i) he will not, knowingly, directly or indirectly, as a principal, officer, director, owner, shareholder (other than as a holder of less than 5% of the outstanding stock of any publicly traded corporation), partner, employee, agent, or in any other capacity whatsoever, engage in, be or become associated with, or advise or assist any business, firm, partnership, individual, corporation, or any other entity with regard to the design, development, manufacture or marketing of portable water purification and filtration devices for the worldwide outdoor recreational and travel-related markets, (ii) he will not directly or indirectly solicit for employment any current employee of Cascade, and (iii) he will not directly or indirectly, solicit business with respect to portable water filtration and purification systems from persons or entities that have at any time been customers of Cascade or the Company.


                         PROPOSAL NO. 2 - THE AMENDMENT



PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY



           Under the terms of the Sale Agreement, the Company has agreed to change its name upon consummation of the Sale. Accordingly, if the proposed Sale Transaction is approved, the Company must amend its Certificate of Incorporation to change the Company's name. The Board of Directors proposes to change the name of the Company to "SWWT, Inc." if the Sale Transaction is approved. By voting to approve the Amendment, shareholders will authorize the Board of Directors to amend the Certificate of Incorporation to change the name of the Company if the Sale Transaction is consummated. If the Sale Transaction is not approved or consummated, the proposed Amendment will not be filed and the name of the Company will not be changed. Approval of the proposed amendment to the Certificate of Incorporation to change the name of the Company requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. The Company's Board of Directors recommends a vote FOR Proposal No. 2.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION



           The following unaudited pro forma financial information gives effect to the proposed Sale Transaction. The Unaudited Pro Forma Balance Sheet gives effect to the proposed Sale Transaction as if such transaction occurred on September 30, 1997. The Unaudited Pro Forma Statements of Operations for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, give effect to the proposed Sale Transaction as if it occurred on January 1, 1994. The Unaudited Pro Forma Statements of Operations are presented for comparative purposes only and do not purport to indicate the results which may be attained in the future and do not reflect any adjustments which may be made in the future to the Company's general and administrative expenses and other income. The Unaudited Pro Forma Financial Statements should be read in conjunction with the "Selected Historical and Unaudited Pro Forma Financial Data" and "Financial Statements" appearing elsewhere in this Proxy Statement.

                                SweetWater, Inc.
                        Unaudited Pro Forma Balance Sheet
                            As of September 30, 1997

                                                                                            Pro Forma
                                       September 30,            Pro Forma                 September 30,
                                           1997                 Adjustments                   1997
                                       -------------            -----------               -------------
ASSETS:
  Current Assets:
  Cash and cash equivalents             $  923,627               $1,612,386 A              $2,536,013
  Short term investments
  Accounts Receivable-net                  174,895                 (174,895)B                      -
  Inventory-net                            611,148                 (611,148)B                      -
  Prepaid and other current                 35,938                  (35,938)B                      -
  Total current assets                   1,745,608                  790,405                 2,536,013
                                        ----------               ----------                ----------
  Fixed Assets, at cost                    462,860                 (462,860)B                      -
  Less accumulated depreciation           (168,860)                 168,860 B                      -
  Fixed Assets, net                        294,000                 (294,000)                       -
  Deposits and other                         6,436                   (6,436)B                      -
  TOTAL ASSETS                          $2,046,044               $  489,969                $2,536,013
LIABILITIES AND STOCKHOLDERS
EQUITY:
  Current Liabilities
  Trade accounts payable and other
  accrued liabilities                   $   170,761              $      -                  $  170,761
  Accrued salaries and benefits              48,358                 665,000 C                 713,358
  Accrued warranty and other                 72,031                 (72,031)B                      -
                                        ----------               ----------                ----------
  Total Current Liabilities                 291,150                 592,969                   884,119
  Stockholders Equity:
  Common stock                                3,099
  Additional paid in capital             12,431,079                                             3,099
  Accumulated deficit                   (10,679,284)               (103,000)               12,431,079
                                                                                          (10,782,284)
  Total Stockholders' Equity              1,754,894                (103,000)                 1,651,894
TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                     $ 2,046,044              $  489,969                $ 2,536,013
                                        ===========              ==========                ===========



     The accompanying footnotes to Unaudited Pro Forma Financial Information are an integral part of these financial statements.

                                SweetWater, Inc.
                  Unaudited Pro Forma Statements of Operations
                  For the Nine Months Ended September 30, 1997




                                                                                          Pro Forma
                                       September 30,              Pro Forma             September 30,
                                           1997                   Adjustments                1997
                                       ------------               -----------           -------------
SALES                                   $1,437,647                $(1,437,647)          $       -

COST OF GOODS SOLD                       1,127,877                 (1,127,877)                  -
                                        ----------                -----------           ------------
GROSS MARGIN                               309,770                   (309,770)                  -
                                        ----------                -----------           ------------

OPERATING EXPENSES
  Sales and Marketing                      468,804                   (412,894)               55,910
  Research and Development                 236,673                         -                236,673
  General and Administrative               787,082                   (565,575)              221,507
                                        ----------                -----------           ------------

  Total Operating Expenses               1,492,559                   (978,469)              514,090
                                        ----------                -----------           ------------

INCOME (LOSS) FROM OPERATIONS           (1,182,789)                   668,699              (514,090)

OTHER INCOME, NET                          227,476                         -                227,476
                                        ----------                -----------           ------------
NET INCOME (LOSS) FROM
CONTINUING OPERATIONS                   $ (955,313)               $   668,699           $  (286,614)
                                        ==========                ===========           ============



     The accompanying footnotes to Unaudited Pro Forma Financial Information are an integral part of this balance sheet.

                                SweetWater, Inc.
                  Unaudited Pro Forma Statements of Operations
                      For the Year Ended December 31, 1996



                                                                                 Pro Forma
                                      December 31,         Pro Forma            December 31,
                                         1996              Adjustments             1996
                                      -----------          ------------         -----------
SALES                                 $ 2,064,142          $(2,064,142)         $      --

COST OF GOODS SOLD                      1,961,509           (1,961,509)                --
                                      -----------          -----------          -----------

GROSS MARGIN                              102,633             (102,633)                --
                                      -----------          -----------          -----------

OPERATING EXPENSES
  Sales and Marketing                   1,345,989           (1,078,657)             267,332
  Research and Development              1,029,430             (121,485)             907,945
  General and Administrative            1,401,735             (773,941)             627,794
  Impairment Loss                         685,838             (685,838)                --
                                      -----------          -----------          -----------



  Total Operating Expenses              4,462,992           (2,659,921)           1,803,071
                                      -----------          -----------          -----------


INCOME (LOSS) FROM OPERATIONS          (4,360,359)           2,557,288           (1,803,071)

OTHER INCOME, NET                         128,084                 --                128,084
                                      -----------          -----------          -----------

NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS               $(4,232,275)         $ 2,557,288          $(1,674,987)
                                      ===========          ===========          ===========




     The accompanying footnotes to Unaudited Pro Forma Financial Information are an integral part of these financial statements.

                                SweetWater, Inc.
                  Unaudited Pro Forma Statements of Operations
                      For the Year Ended December 31, 1995



                                                                                Pro Forma
                                      December 31,         Pro Forma           December 31,
                                         1995              Adjustments             1995
                                      -----------          -----------         -----------
SALES                                 $ 2,162,666          $(2,162,666)         $    --

COST OF GOODS SOLD                      1,930,706           (1,930,706)              --
                                      -----------          -----------          ---------

GROSS MARGIN                              231,960             (231,960)              --
                                      -----------          -----------          ---------

OPERATING EXPENSES
  Sales and Marketing                   1,090,061           (1,090,061)              --
  Research and Development                624,322             (624,322)              --
  General and Administrative            1,151,606             (902,577)           249,029
                                      -----------          -----------          ---------

  Total Operating Expenses              2,865,989            2,616,960            249,029
                                      -----------          -----------          ---------


INCOME (LOSS) FROM OPERATIONS          (2,634,029)           2,385,000           (249,029)

OTHER INCOME, NET                          28,861                 --               28,861
                                      -----------          -----------          ---------

NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS               $(2,605,168)         $ 2,385,000          $(220,168)
                                      ===========          ===========          =========




     The accompanying footnotes to Unaudited Pro Forma Financial Information are an integral part of these financial statements.

                                SweetWater, Inc.
                  Unaudited Pro Forma Statements of Operations
                      For the Year Ended December 31, 1994



                                                                                 Pro Forma
                                      December 31,         Pro Forma            December 31,
                                         1994              Adjustments             1994
                                      -----------          -----------          -----------
SALES                                 $ 1,703,241          $(1,703,241)         $    --

COST OF GOODS SOLD                      1,514,316           (1,514,316)              --
                                      -----------          -----------          ---------

GROSS MARGIN                              188,925             (188,925)              --
                                      -----------          -----------          ---------

OPERATING EXPENSES
  Sales and Marketing                     735,721             (735,721)
  Research and Development                428,786             (428,786)
  General and Administrative              805,776             (558,216)           247,560
                                      -----------          -----------          ---------

  Total Operating Expenses              1,970,283           (1,722,723)           247,560
                                      -----------          -----------          ---------


INCOME (LOSS) FROM OPERATIONS          (1,781,358)           1,533,798           (247,560)


OTHER INCOME, NET                         139,304                 --              139,304
                                      -----------          -----------          ---------

NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS                $(1,642,054)         $ 1,533,798          $(108,256)
                                      ===========          ===========          =========





     The accompanying footnotes to Unaudited Pro Forma Financial Information are an integral part of these financial statements.

Footnotes to Unaudited Pro Forma Financial Information

A. Cash and cash equivalents represent the September 30, 1997 pro forma projected gross cash proceeds received on sale of assets as if the sale took place on September 30, 1997. Actual gross cash proceeds from the Sale Transaction will differ due to changes in the Closing Asset Value between September 30, 1997 and the Closing Date.


B. Under the Sale Agreement, accounts receivable, inventories, prepaid expenses, deposits, fixed assets, and other assets are sold at book value plus $300,000. Liabilities assumed include equipment leases and product warranties with a book liability of approximately $72,000.



                                                            September 30,
                                                                 1997
                                                            -------------
     Accounts Receivable                                     $  174,895

     Inventory                                                  611,148

     Prepaid Expenses                                            35,938

     Fixed Assets                                               294,000

     Deposits and Other                                           6,436
                                                             ----------
     Subtotal Assets to be sold                               1,122,417

     Liabilities to be assumed                                   72,031

     Net Assets to be sold                                    1,050,386

     Gross Sales Proceeds                                     1,612,386
                                                             ----------
     Gain on Sale of Assets                                  $  562,000
                                                             ==========



C. Trade payables and other accrued expenses in the ordinary course of business remain liabilities of the Company. Pro Forma Adjustments included are valuation appreciation bonuses and severance payments due under the Management Agreement. Accumulated Deficit increase of $103,000 represents $562,000 gain on sale of assets less $665,000 severance and Management Value Appreciation Bonus.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA



    The summary below sets forth selected historical financial data and selected unaudited pro forma financial data. The financial data set forth below should be read in conjunction with the financial information included elsewhere in this Proxy Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



SELECTED HISTORICAL FINANCIAL DATA



     The selected historical financial data presented below for the years ended December 31, 1996 through December 31, 1992 are derived from the financial statements of the Company, which statements have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data presented below for the nine month periods ended September 30, 1997 and 1996 are unaudited. No dividends have been paid for any of the periods presented.


                      (In thousands, except per share data)

                                 NINE MONTHS
                                    ENDED                                     (UNAUDITED)
                                 SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------
                                   1997       1996       1996       1995       1994       1993      1992
                                 -------    -------    -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
Net Sales                        $ 1,438    $ 1,869    $ 2,064    $ 2,163    $ 1,703    $    75    $  --
Gross Margin                         310        456        103        232        189         30       --
Cost and Expenses:
  General & Administrative           787        778      1,402      1,152        806        412         21
  Sales & Marketing                  469      1,140      1,346      1,090        736        175          3
  Research & Development             237        703      1,029        624        428        531         49
  Impairment loss                                          686
Operating Income (Loss)           (1,183)    (2,165)    (4,360)    (2,634)    (1,781)    (1,088)       (73)
Other Income (Expenses), net         228        110        128         29        139         25         (5)
Net Loss                            (955)    (2,055)    (4,232)    (2,605)    (1,642)    (1,063)       (78)
Net Loss per Common Share(2)        (.31)      (.67)     (1.38)     (1.34)      (.92)      (.95)      (.07)
Weighted Average number of
  common shares outstanding(1)     3,088      3,066      3,065      1,949      1,789      1,123      1,100



                     (In thousands, except per share data)

                                 NINE MONTHS
                                    ENDED                                (UNAUDITED)
                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                   1997        1996       1995       1994       1993      1992
                                 --------    -------    -------    -------    -------    ------
BALANCE SHEET DATA:
Working Capital (deficit)        $  1,454    $ 2,178    $ 5,847    $ 3,661    $   853    $(105)
Total Assets                        2,046      3,309      7,506      5,114      1,660       10
Long Term Debt                       --         --          208        371       --       --

                                 NINE MONTHS
                                    ENDED                                (UNAUDITED)
                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                   1997        1996       1995       1994       1993      1992
                                 --------    -------    -------    -------    -------    ------
Total Liabilities                     291        617        616        910        197      114
Accumulated earnings (deficit)    (10,679)    (9,724)    (5,492)    (2,887)    (1,244)    (181)
Stockholder's equity (deficit)      1,755      2,692      6,890      4,204      1,463     (104)



(1) See notes to financial statements for information with respect to the calculation of share and per share data.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA


    The selected unaudited pro forma financial data gives effect to the proposed Sale Transaction, assuming that the Sale Transaction had been effective for all periods presented. The selected unaudited pro forma financial data do not necessarily indicate the operating results that would have occurred had the Sale Transaction been consummated on the dates for which the Sale Transaction are being given effect, nor do they necessarily indicate future operating results. See "Unaudited Pro Forma Financial Information."


                                 (in thousands)


                                    Nine Months
                                      Ended
                                   September 30,                          Year Ended December 31,
                                ----------------------------------------------------------------------------------

                                   1997        1996          1996        1995        1994       1993        1992
                                   ----        ----          ----        ----        ----       ----        ----
STATEMENT OF OPERATING DATA
Net Sales                            --          --            --          --          --         --         --
Gross Margin                         --          --            --          --          --         --         --
Cost and Expenses:
  Sales & Marketing                  56         178           267          --          --         --         --
  Research & Development            237         582           908          --          --         --         --
  General & Administrative          221         213           628         249         248         82         21
Operating Income (Loss)            (514)       (973)       (1,803)       (249)       (248)       (82)       (21)
Other Income (Expenses), net        227         110           128          29         140         25         (5)
Net Income (Loss) from
 Continuing Operations             (287)       (863)       (1,675)       (220)       (108)       (57)       (26)

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The following discussion contains, in addition to historical information, forward-looking statements. The forward-looking statements were prepared on the basis of certain assumptions which relate, among other things, to the demand for and cost of producing and marketing the Company's products; the retail prices at which such products may be sold; seasonal selling trends; and the Company's anticipated market share. Even if the assumptions on which the projections are based prove accurate and appropriate, the actual results of the Company's operations in the future may vary widely from the financial projections due to technological change, increased competition, additional government regulation or intervention in the water purification and filtration industries, and other factors not yet known or anticipated. Accordingly, the actual results of the Company's operations in the future may vary widely from the forward-looking statements included herein.

GENERAL

         On October 21, 1997, the Company entered into the Sale Agreement pursuant to which, subject to the approval of its shareholders at the Meeting, substantially all of the Company's business, operations and assets will be sold to Cascade. A description of the Sale Agreement, the assets to be sold and the liabilities to be retained, is set forth under the heading "The Sale Agreement." A copy of the Sale Agreement is attached hereto as Appendix A.

         The following discussion and analysis of financial condition and results of operations covers the nine month periods ended September 30, 1997 and 1996 and the years ended December 31, 1996, December 31, 1995 and December 31, 1994 and should be read in conjunction with the Company's Financial Statements and the Notes thereto included in this Proxy Statement.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


         Net loss decreased by $1,100,000 from a loss of $2,055,000 for the nine months ended September 30, 1996 to a loss of $955,000 for the nine months ending September 30, 1997 primarily as a result of the suspension of the Company's efforts to develop a home use product and the resulting sale of assets associated with such product in the second quarter of 1997.


         During the nine-month period ended September 30, 1997, the Company had sales of $1,438,000, a decrease of 23%, compared to sales in the nine-month period ended September 30, 1996 of $1,869,000. This is primarily due to decreased sales of the Guardian partially offset by higher sales of the lower-priced WalkAbout.


         The Company's business is seasonal and its quarterly results of operations reflect seasonal trends resulting from increased demand for the Company's portable products in the warmer months of the year. Historically, the Company's sales tend to be highest in the second and the third quarters of each year with approximately 68% of its sales occurring during those quarters in 1996.

         The gross margin of $310,000 or 22% of sales for the nine-month period ended September 30, 1997 was lower than the prior year gross margin of $456,000 or 24% of sales, primarily due to the sales mix changing to sales of lower margin WalkAbout units partially offset by lower production spending.

         Sales and marketing expenses for the nine-month period ended September 30, 1997 were $469,000, a decrease of 59%, compared to $1,140,000 for the nine-month period ended September 30, 1996. This decrease was due to reduced staffing costs as a result of the cost containment program, the suspension of efforts to manufacture and market a water filtration and purification product for the home use market, reduced sales commissions on lower sales and reduced advertising and sales aids expenses.


         There were $237,000 research and development expenses for the nine-month period ended September 30, 1997, a decrease of 66% as compared to expenses of $703,000 for the nine-month period ended September 30, 1996. This decrease was due to the Company's suspension of efforts to design new products for the portable outdoor water filtration market.


         General and administrative expenses for the nine-month period ended September 30, 1997 were $787,000, a 1% increase as compared to $778,000 for the nine-month period ended September 30, 1996. Lower staffing costs in 1997 were offset by severance costs associated with the reduction in personnel, the costs associated with terminating contingent lease obligations, and the allocation of excess manufacturing facilities space to general and administrative expense.


         During the nine months ended September 30, 1997, the Company completed its cost containment program and reduced its personnel to the minimum level which management believes is necessary to operate its business. Although the Company expects that operating expenses will be substantially lower in 1998 than in 1997, given the Company's lower level of operations, the Company cannot be assured that it will achieve profitability in 1998.

RESULTS OF OPERATIONS FOR THE YEARS ENDED 1996, 1995 AND 1994

1996 COMPARED TO 1995

         Sales decreased 5% from $2,162,000 in 1995 to $2,064,000 in 1996 primarily due to lower Guardian unit sales partially offset by both a higher selling price for the Guardian, higher Guardian+Plus unit sales and the introduction of the new WalkAbout(TM) microfilter. The Company believed that overall sales of portable water filtration products in the outdoor specialty sporting goods market declined during the year as a result of the maturation of such market. The Company believed that any future sales growth for these products will depend on the ability of the Company and other manufacturers to expand the market and to develop larger distribution channels, such as general sporting goods stores and mass merchants. As general sporting goods stores and mass merchants have only recently begun to sell the product category, the Company cannot be assured that the market for such products will expand.

         Gross margin of $103,000 in 1996 was lower than the prior year gross margin primarily due to lower sales of higher margin Guardian and accessory products.


         Sales and Marketing expenses increased 23% from $1,090,000 in 1995 to $1,346,000 in 1996 primarily due to increased market research and staffing costs in connection with the development of the home drinking water treatment products and sales commissions to the sales force for the portable outdoor product line.


         Research and Development expenses increased 65% from $624,000 in 1995 to $1,029,000 in 1996 primarily due to the Company's increased investment in research and development associated with new products for the home drinking water treatment market.


         General and Administrative expenses increased 22% from $1,152,000 in 1995 to $1,402,000 in 1996 primarily as a result of higher investment banking expenses partially offset by lower corporate legal expenses.


         Other income increased 32% from $122,000 in 1995 to $161,000 in 1996 primarily due to higher case balances to invest in 1995. Other expense decreased 64% to $33,000 in 1996 due to the Company's repayment of borrowings in 1996.


         The Company's operating expenses increased in 1996 as a result of the research and development associated with the development of a new home use product. The Company suspended its efforts to manufacture and market this product, reduced its personnel and initiated a cost containment program designed to reduce general and administrative costs, conserve its cash reserves and enable the Company to concentrate its resources on its Outdoor Business.


1995 COMPARED TO 1994

         Sales increased 27% from $1,703,000 in 1994 to $2,163,000 in 1995 primarily due to the introduction of two new products in April 1995, the Guardian+Plus and the ViralGuard.

         Gross margin of $232,000 in 1995 remained at the same 11% level as a percentage of sales as in 1994. This was due primarily to the benefit of higher sales volumes offset by increases in costs from fixed overhead exceeding the increase in production volume for the year. Additional overhead costs in the period were primarily associated with higher personnel and occupancy costs plus product engineering and design of automated and semi-automated assembly methods for the manufacturing of the Company's products. This equipment was completed on time, meeting the Company's thruput and capacity objectives, however, the costs will continue to restrain margins until adequate production volumes are reached to spread these and other overhead costs.


         Operating expenses increased 45% from $1,970,000 in 1994 to $2,866,000 in 1995 as the Company continued to expand its infrastructure to support the increased level of sales and operations. General and Administrative expenses increased 43% from $806,000 in 1994 to $1,152,000 in 1995 primarily as a result of significant additional legal expenses in conjunction with matters relating to the microbiological study conducted by the University of Arizona at the request of the Company and increases in the Company's operations and staff. Sales and Marketing expenses increased 48% from $736,000 in 1994 to $1,090,000 in 1995 primarily due to increased staffing in sales and customer service as well as increased sales commissions with the use of new sales representatives, the costs associated with a microbiological study conducted by the University of Arizona at the request of the Company and increased travel and advertising costs. Research and Development increased 45% from $429,000 in 1994 to $624,000 in 1995 primarily due to an expansion of the research and development staff, including other costs associated with the development of new products, primarily prototypes and testing.

         Other income decreased 11% from $136,000 in 1994 to $122,000 in 1995 primarily due to higher cash balances to invest in 1994. Other expense increased 100% to $93,000 in 1995 due to the Company's new borrowings in 1995.


         The Company's operating expenses increased as a result of the expansion of sales and marketing, manufacturing and new product research and development.

LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents and short term investments decreased by 52% from $1,921,000 at December 31, 1996 to $924,000 at September 30, 1997 primarily due to funding continued operating losses in 1997.


        Since its inception, the Company has been engaged primarily in product development and has incurred operating losses resulting in an accumulated deficit of approximately $10,700,000 as of September 30, 1997. Operating losses increased in 1996 as a result of the Company's efforts to develop a water filtration and purification device for the home use market. The Company suspended its efforts to manufacture and market this product, reduced its personnel and initiated a cost containment program designed to reduce general and administrative costs, conserve its cash reserves and enable the Company to concentrate its resources on its current portable water filtration and purification products. In April 1997, the Company sold the plans, designs and technology associated with the home use product and realized net proceeds of approximately $210,000.

         Although the cost containment program enabled the Company to remain in operation through 1997 as a result of streamlining its operations and reducing its costs, the Company cannot be assured that its' losses will not continue or that the Company will be able to generate sufficient revenue from sales of the Guardian, the ViralGuard, the Guardian+Plus(TM), the WalkAbout and their accessories to cover expenses. If the Sale Transaction is not consummated, the Company believes that cash and short term investments will be sufficient to meet working capital requirements and support its existing operations through 1998. However, if the Company incurs unexpected substantial expenses prior thereto, the Company would be required to raise additional capital and the Company cannot be assured that additional capital will be pursued or available on terms acceptable to the Company when and if needed. Unless the performance of the Company improves substantially, the Company cannot be assured that it will be able to achieve profitability. The Company is assessing the effects of its cost containment program, the profitability of its current business and various strategic alternatives which may include a stock or asset acquisition, or a merger, consolidation or similar transaction. Although the Company is investigating these strategic alternatives, the Company cannot be assured that any transaction will be consummated.

                         DESCRIPTION OF CURRENT BUSINESS
GENERAL

         SweetWater, Inc. ("SweetWater" or the "Company") is currently a water technology company specializing in the development of water filtration and purification devices and technologies to address health concerns resulting from the microbiological contamination of drinking water. The Company's first product, the Guardian(TM) Micro-Filtration System ("Guardian"), is a compact, lightweight, portable water filtration device intended to protect individuals from waterborne diseases (and their accompanying debilitating symptoms such as diarrhea, fever and dehydration) by removing protozoa (such as Giardia and Cryptosporidium), parasites and most bacteria from drinking water. In May 1995, the Company began marketing the ViralGuard(TM) Cartridge, a portable water purification device designed to be attached to and used in conjunction with the Guardian and to convert the Guardian from a "filter" to a "purifier," which is capable of inactivating viruses in addition to removing bacteria and protozoa. The Company markets the Guardian and the ViralGuard together as the "Guardian+Plus(TM)." The Company believes that the Guardian provides outdoorsmen with a reliable, inexpensive, easy to use, and fast method for treating fresh water supplies contaminated by micro-organisms. With the Guardian+Plus now available, the Company may pursue broader markets including tourist and business travelers and emergency and relief workers who have a need for protection from waterborne viruses.

         Awareness of drinking water contamination has become increasingly widespread in the United States and internationally. The Company believes that microbiological contamination of drinking water is a significant and growing threat to public health in the United States and that unsafe water and poor sanitation are generally recognized as a leading cause of human illness in the world. The Federal Center for Disease Control recently estimated that each year 940,000 people become ill and as many as 900 may die from microbiologically contaminated water. Cryptosporidosis is particularly dangerous to immune-compromised individuals. The Center for Disease Control estimates that 20% of the U.S. population are specifically identified as an "at risk" population for Cryptosporidosis; including people over 55 and under 5 years of age, immune compromised individuals such as those undergoing treatment for cancer, organ transplant patients, and individuals who are HIV positive. The Company is committed to, and its products are intended to, address health concerns resulting from the microbiological contamination of drinking water.

         It is estimated that over 90% of the surface waters in the United States have been found to be contaminated with protozoan parasites, such as Giardia or Cryptosporidium ("Crypto"), both of which are very resistant to chemical disinfectants, such as iodine and chlorine. Filtration is the preferred method for eliminating these pathogens from drinking water. Brochures distributed by the National Park Service advise visitors to the nation's most popular parks not to drink untreated or unboiled water.


         Since its inception, the Company has been engaged primarily in product development and has incurred operating losses resulting in an accumulated deficit of approximately $10,700,000 as of September 30, 1997. Operating losses increased in 1996 as a result of the Company's efforts to develop a water filtration and purification device for the home use market. Although the Company and Dillon Read, the Company's exclusive agent, actively pursued a joint strategic alliance to manufacture and market the home use product, the Company was not successful in locating an industry partner to manufacture and market this potential product. Accordingly, the Company suspended its efforts to manufacture and market this product and in

April 1997 sold the plans, designs and technology associated therewith and realized net proceeds of approximately $210,000. The Company has no amounts capitalized related to this product.


        During 1997, the Company reduced its personnel, discontinued its research and development efforts and initiated a cost containment program designed to reduce general and administrative costs, conserve its cash reserves and enable the Company to concentrate its resources on its Outdoor Business. Although the Company adopted a plan that allowed it to remain in operation through 1997, as a result of streamlining its operations and reducing its costs, the Company cannot be assured that its' losses will not continue or that the Company will be able to manufacture and sell its products successfully or achieve profitability. Unless the performance of the Company improves substantially, the Company cannot be assured that it will achieve positive cash flow. If the Sale Transaction is not consummated, the Company believes that cash and short term investments will be sufficient to meet working capital requirements and support its existing operations through 1998. If the Company does not achieve positive cash flow during that period, or if the Company incurs unexpected substantial expenses prior thereto, the Company would be required to raise additional capital. The Company cannot be assured that additional capital will be pursued or available on terms acceptable to the Company when and if needed.

         Pursuant to the terms of the Management Agreement, Messrs. Reynolds, Thomas and Cogdill agreed to remain with the Company through January 31, 1998 in exchange for certain performance bonuses and a right of first refusal to purchase the Company's portable water filtration and purification business (the "Outdoor Business") in the event certain performance targets are met and the Company elects to sell such business during the period commencing January 1998 and ending on July 1, 1998. If the Sale Transaction is not consummated, and the Company elects to sell the Outdoor Business prior to July 1, 1998, under the terms of the Management Agreement, Messrs. Reynolds, Thomas and Cogdill would have a right of first refusal with respect to such sale. If the Sale Transaction is consummated, Messrs. Reynolds, Thomas and Cogdill shall be entitled to receive a bonus, which is more particularly described under "The Sale Transaction - Interests of Certain Persons in the Sale."

         The Company was incorporated in Colorado in March 1991 and re-incorporated in Delaware in September 1993. In January 1994, the Company effected its initial public offering. The Company's principal office is located at 1140 Boston Avenue, Unit A, Longmont, CO 80501 and its telephone number is
(303) 678-0447.

PRODUCTS

         The Company's current product line is comprised of three primary devices: two microfilters (the Guardian and the WalkAbout) and one purifier (the Guardian+Plus). Customers can continue to use the primary devices by purchasing available recyclable replacement Filter Cartridges. Several accessory products are also sold that enhance the product line.

         The Guardian Micro-Filtration System: The Company's first product, The Guardian Micro-Filtration System, continues to be the Company's best-known, best selling product at a suggested retail price of $49.95. Designed to help protect individuals from waterborne diseases by removing protozoa, bacteria, sediments, and foul tastes from drinking water, the Guardian is designed to effectively filter out organisms as small as .2 microns in size. It is effective at eliminating Cryptosporidium and Giardia, two protozoa varying in size from 3 to 12 microns and commonly found in surface water. The Guardian's recyclable replacement Filter Cartridge, which filters up to approximately 200 gallons of clear water and a lesser amount of sediment water, was designed to be simple to remove, clean, and replace. A patented pre-filter, a water bottle adapter, two long hoses (one for intake and one for output) and a brush for cleaning all come as part of the Guardian package and all contribute to its ease of use and superior design. While the Guardian is a "water filter", not a "purifier", it does exceed the U.S. EPA Water Purifier Guide Standard removal minimums for protozoa and bacteria, which are 99.9% and 99.9999% respectively.

         WalkAbout: The WalkAbout, a "micro-filter" that removes bacteria and protozoa, was introduced in May 1996 and is currently offered at a suggested retail price of $39.95. The WalkAbout was developed to provide casual hikers and campers with a product that delivers the same health protection as the Guardian (99.9% removal of protozoa, and 99.9999% removal of bacteria) and is marketed with the same water bottle adapter and patented pre-filter as the Guardian and its two hoses, both 33 inches long, are also comparable to the Guardian's.

         The Guardian+Plus System: The Company offers consumers a "water purifier" that goes one step beyond the Guardian by killing or deactivating viruses in addition to eliminating bacteria and protozoa and reducing tastes and odors. The Guardian+Plus at a suggested retail price of $69.95, consists of a Guardian with a ViralGuard Cartridge attached. The ViralGuard, at a suggested retail price of $24.95, is a small cartridge that attaches to the base of the Guardian and has a 90 gallon maximum capacity and adds approximately 2 inches to the Guardian. It plugs in to the base of the Guardian and the input hose attaches to its base. The Guardian+Plus meets the requirements of the "U.S. EPA Guide Standard Protocol for Evaluation of Microbiological Water Purifiers" by killing or deactivating 99.99% of waterborne viruses. Viruses are inactivated by contact with the iodinated resin bed of the Guardian+Plus and through the residual iodine concentration remaining in the water from passing through the Guardian's filter. Management believes that the Guardian+Plus provides consumers with a cost effective and versatile purifier. The Guardian+Plus provides the Company with a product that it can market to overseas travelers (who encounter virus infested water more often than hikers in the U.S.) and as an emergency preparedness device.

         Replacement Cartridges: The Guardian, Guardian+Plus and WalkAbout are designed to enable the consumer to continue to use these products by purchasing recyclable replacement Filter Cartridges. Consequently, in addition to sales to new customers, the Company expects to service the needs of a growing base of "installed inventory", some percentage of which will require replacement Filter Cartridges to continue to use the Company's primary products. The Company believes that this opportunity, a fundamental attribute of all water filtration products, will result in an ongoing demand for replacement Filter Cartridges. The Guardian's Filter Cartridge, at a suggested retail price of $29.95, filters up to approximately 200 gallons of clear water and a lesser amount of sediment water and is designed to be simple to remove, clean, and replace. Consumers who currently own a Guardian may purchase ViralGuard Cartridges as an upgrading accessory at a suggested retail price of $24.95. In addition, the Company markets the WalkAbout with a replacement Filter Cartridge at a suggested retail price of $17.95.

         Accessories: In addition to the Guardian, the Guardian+Plus, the WalkAbout, the ViralGuard Cartridge and the replacement Filter Cartridge for the Guardian and WalkAbout, the Company also manufactures six accessories. In March 1996, the Company began shipping a new and improved Silt Stopper II, which extends the useful life of any brand of filter or purifier in muddy water. The Pre-filter has also undergone design improvements and management believes it continues to be the most effective pre-filter in rushing water or still pools. The Universal Water Bottle Adapter fits most water bottles on the market and allows for spill free filling. A Carry Bag, replacement filter cleaning brushes, and replacement hoses are also available as accessories. In addition to selling these six products as accessories to the Guardian, Guardian+Plus, and WalkAbout, the Company markets these accessories as compatible with and improving the performance of competitive products.

SALES

         The Company's products are sold in the United States and in eight countries around the world primarily to specialty sporting goods stores that specialize in backpacking, hiking, mountaineering, and adventure travel outfitting. Sales of the Company's products are seasonal with increased demand for the Company's products in the warmer months of the year. Approximately 68% of the Company's annual sales for 1996 occurred in the second and third quarters. In addition, one customer, Recreational Equipment, Inc., a leading retailer, accounted for approximately 31% of the Company's annual sales for 1996. In late 1995, the Company hired an independent sales representative force to cover fourteen North American sales regions (nine in the U.S. and 5 in Canada). The sales representatives are managed by an in-house sales manager and, if the Sale Transaction is not approved, the Company intends to continue marketing its products through the use of independent sales representatives. Export sales amounted to 11% of the Company's sales in 1996, primarily to Canada.

MARKETING

         If the Sale Transaction is not approved, the Company's future success will depend, in part, upon its ability to market its current products to existing users of portable water filtration and purification products and to expand the market for water filtration and purification products, domestically and internationally. As the Company believes that the outdoor specialty sporting goods market for the Company's products has matured, any future sales growth for the Company's products will depend on the ability of the Company and other manufacturers to expand the market and to develop larger distribution channels, such as general sporting goods stores and mass merchants. As general sporting goods stores and mass merchants have only recently begun to sell the product category, the Company cannot be assured that the market for such products will expand.

         The Company markets its products through point-of-purchase displays, updated consumer brochures, and training manuals filled with product information, newsletters, and technical briefs, which are distributed to retailers. In 1996, the Company supplemented these materials by broader media coverage through the use of an independent media consultant, a new advertising campaign which appeared in both trade and consumer publication throughout the spring and summer of 1996, and a web-site on the Internet (which was established in February 1996).

                  Swiss Army Brands, Inc. ("Swiss Army Brands"), has provided warehouse and shipping facilities to assist the Company in distributing its products in Canada. If the Sale Transaction is not approved, the Company anticipates that Swiss Army Brands will continue to assist the Company regarding marketing and/or distribution, although Swiss Army Brands has no obligation to assist the Company and the Company cannot be assured that it will do so.

MANUFACTURING AND QUALITY ASSURANCE

         The Company has invested heavily in the design, acquisition and implementation of manufacturing systems which permit the automated and semi-automated assembly of the

Guardian, ViralGuard and the WalkAbout and enable the Company to test the efficiency of 100% of the Guardian Filter Cartridges by automated means. In addition, the Company performs microbiological test audits on a small sample of its production of ViralGuards on a periodic basis as a quality control measure. Management believes that its automation of the assembly processes provides it with the ability to manufacture superior products at low cost, thus providing greater margin opportunities. Automation has also allowed the Company to offer "Just-In-Time" product delivery, a benefit particularly appreciated and required by mail-order catalog retailers and mass-merchants.

         Manufacturing of all the Company's products is done from the Longmont, Colorado facilities. Manufacturing represents 7 persons or 58% of the Company's full time employees including its Chief Operating Officer.

RAW MATERIALS; SUPPLIERS

         The Company purchases raw materials and components used in the Company's products from a number of different suppliers both foreign and domestic. The Company owns the molds and metal tooling for the Guardian, Guardian+Plus, and ViralGuard components but uses injection molders and metal fabrication shops to manufacture the components to the Company's specifications.

         The Company's products involve proprietary filter technology. The Company purchases its filter tubes from one specialized third party manufacturer pursuant to an agreement which provides that the manufacturer will not sell such filters to other manufacturers of portable water filtration devices for a period equal to the greater of three years or the length of a binding purchase order contract between the Company and such third party manufacturer. The Company believes that is has a sufficient supply of filter tubes in inventory and could develop an additional supplier if necessary.

         The Company currently has one supplier for the iodinated resin in the ViralGuard. The Company has purchase commitments with this supplier, as well as a large inventory supply, and does not have any reason to believe that sufficient supplies of the iodinated resin will not be available. The Company is investigating alternate sources of supply for this resin.

RESEARCH, DEVELOPMENT AND TECHNICAL RESOURCES

         As a result of its cost containment program and the suspension of its efforts to manufacture and market a home use product, the Company has eliminated its research and development staff and its microbiological staff. The Company may employ consultants from time to time to engage in research and development relating to its current products, if required. In such event, the Company expects to enter into formal consulting agreements which require such consultants to execute confidentiality agreements. The Company's expenditures for research and product development for the years ended 1996, 1995, and 1994 were $1,029,000, $624,000 and $429,000 respectively.

         The water filtration and purification markets in which the Company competes are subject to technological changes. Although the Company has invested significant amounts in the development of the Guardian and Guardian+Plus, the Company cannot be assured that future technological developments will not render the Company's products uneconomical and/or obsolete. The limited nature of the Company's products could also increase its vulnerability to technological developments and competition.

COMPETITION

         As the water treatment market is still developing, the Company cannot predict the potential size of the market when it matures or which companies may ultimately emerge as its principal competitors. A number of companies with substantially greater resources than the Company currently sell products for household water treatment, and if these companies were to expand into the portable water treatment market, such companies could provide substantial competition in the future.

         The Company believes that health protection, efficiency, size, weight, durability and price will be important considerations to the potential buyer of a portable water filter or water purifier. Although the Company believes that the Guardian capitalizes on these criteria, the Company cannot be assured that the Company's competitors, some of whom may have substantially greater resources, will not re-configure their products or introduce new products which would have an adverse effect on the Company's ability to compete. Although the suggested retail price of the Guardian, Guardian+Plus, and WalkAbout are currently lower than or equal to products which the Company believes are comparable, there are a number of products which the Company believes are not comparable in performance which have significantly lower suggested retail prices.

         The Company currently competes with several companies in the manufacture of portable water filters and water purifiers including Recovery Engineering, Inc. ("REIN"), General Ecology, Inc., Katadyn U.S. A., Inc., Mountain Safety Research, Inc., WTC Industries, Inc., Basic Designs, Inc., and Timberline, Inc. REIN, a publicly traded company which markets its products under the trade name, PUR, maintains the largest market share of all competitors in the portable water filtration and purification category.

PATENTS AND TRADEMARKS

         The Company's success will depend, in part, upon its ability to obtain and enforce intellectual property protection for its technology in the United States and in foreign countries. The Company has maintained the practice, where possible, to obtain patent protection on its products and processes. As of March 1997, the Company has five United States patents and three international patents issued.

         The Company believes that it owns, or has the right to use all the proprietary technology currently embodied in its products, although the Company has not conducted a formal infringement search or obtained an infringement opinion. The Company cannot be assured that infringement claims will not be made in the future or that the validity of a patent issued to the Company will be sustained if judicially tested. The cost of defending a patent infringement claim, or prosecuting a claim of infringement against others, may be substantial and the Company cannot be assured that it will have the resources necessary to successfully defend or prosecute a patent infringement claim.

         The Company may elect to retain a patentable invention as a trade secret or, if patent protection is not available, the Company will be required to rely on a combination of trade secret laws, non-disclosure and confidentiality agreements with its officers, employees, consultants and vendors to protect its proprietary technology. Although these agreements prohibit the unauthorized use or disclosure of the Company's proprietary information both during and after the individual's service to the Company, the Company cannot be assured that it would have adequate remedies if these agreements were breached. In addition, third parties may independently develop and patent technologies that are substantially equivalent or superior to the Company's technology.

         In 1995, the Company acquired, by assignment, the permanent and exclusive use of the "SweetWater(R)" trademark for use with filters for domestic use for purifying potable water. The Company also holds issued registered trademarks for "SweetWater" from Benelux, Canada, France, Italy, Japan, Mexico, New Zealand, and the United Kingdom. The Company also holds six United States issued registered trademarks for "SiltStopper(R)", "Tap-Adapt(R)", "ViralGuard(R)", "TravelGuard(R)," "Guardian+Plus(R)" and "WalkAbout(R)." The Company also uses the name "Guardian." The Company cannot be assured that it will be able to successfully maintain exclusive use of any of these marks or that it will not be prevented from using one or more of them.

GOVERNMENT REGULATION

         The Guardian as presently marketed does not require registration by the U.S. Environmental Protection Agency (EPA). The EPA regulates the manufacturing, marketing, advertising and distribution of microbiological water purification devices containing active ingredients, such as iodine, pursuant to the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), as amended. Under a revised protocol issued by the EPA in 1987 (the "Protocol"), a device must remove, kill or deactivate all types of disease-causing microorganisms from water, including bacteria, viruses, and protozoan cysts, to be registered as a "microbiological water purifier." While the Guardian alone does not require registration, the Guardian+Plus (the Guardian packaged together with the ViralGuard Cartridge) and the ViralGuard Cartridge (when sold separately as an accessory) cannot be sold without EPA registration numbers on their packaging. The ViralGuard Cartridge and the Guardian+Plus received its EPA Registration number on April 14, 1995. The EPA evaluates these devices as "emergency" devices because they are not intended for use as continuous drinking water sources.

         Microbiological water purifiers must also be registered prior to sale in California and Iowa under state regulations similar to those enacted by the EPA. The Company has received California EPA approval for the ViralGuard Cartridge and has begun the registration process on the Guardian+Plus. The Company has not yet registered the ViralGuard Cartridge and the Guardian+Plus in Iowa which requires registration of water filters and purifiers prior to sale.

         The Company is also subject to regulation with respect to the handling and disposal of the iodinated resin used during the manufacture of the ViralGuard. The Company believes that it is in compliance with such regulations. The Company advises consumers, through its labeling, that small amounts of iodine may be present in the water treated by the Company's ViralGuard and that persons with thyroid problems and pregnant women should consult their doctors before using such products.

EMPLOYEES

         At October 21, 1997, the Company had 12 full-time employees of whom 7 employees were involved in manufacturing and assembly, 3 employees in sales and marketing, and 2 employees in general and administrative functions. The Company also has 27 independent sales representatives who cover fifteen North American sales regions. None of the Company's employees are represented by a labor union or are covered by a collective bargaining agreement and the Company has not experienced any work stoppages.

                                    PROPERTY

         The Company's administrative offices and those related to marketing, sales and manufacturing are located in 11,500 square feet of leased office and warehouse space in Longmont, Colorado, which is leased for a three year period unless cancelled by the Company between June 1, 1998 and July 15, 1998. If the Sale Transaction is consummated, this lease will be assigned to, and assumed by, Cascade.


                                LEGAL PROCEEDINGS

         Other than as described below, there are no pending material legal proceeding to which the Company is a party or to which its property is subject.

         In February 1996, three former employees of the Company filed charges of age discrimination against the Company with the Equal Employment Opportunity Commission ("EEOC"). One of the charges has been disallowed by the EEOC and the remaining two charges are under review. The Company denies such allegations and intends to vigorously defend against such charges of discrimination. While the outcome of litigation in general is always uncertain, the Company does not believe that these charges will have an adverse effect on the Company's results of operations or financial condition.

         In 1996, the Company received a communication from a patent holder, which is a competitor of the Company, offering to license such patent to the Company with respect to an accessory part of the Guardian and the Guardian+Plus. Although the Company believes the competitor's patent might not be upheld if judicially tested, given the potential costs associated with patent claims, the Company elected to redesign the accessory part in a manner which it believes should avoid potential claims with respect to future products sold by the Company. Although the Company notified the competitor of its actions and has not received a response thereto, the Company cannot be assured that a claim for infringement will not be made against the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, the beneficial ownership of shares of Common Stock by (i) each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all of the Company's executive officers and directors as a group: The term "Named Executive Officer" means any person who either (i) served as the Chief Executive Officer during the fiscal year ended December 31, 1996 or (ii) was one of the Company's four most highly compensated officers (other than the Chief Executive Officer) serving as an officer at December 31, 1996 and whose salary and bonus during 1996 exceeded $100,000.

    NAME OF
BENEFICIAL OWNER                              SHARES BENEFICIALLY OWNED
                                                     Number(1)                  Percent(2)
                                                     ---------                  ----------
Directors and Named Executive Officers:
---------------------------------------
   A. Clinton Allen(3)                                  15,000                   *
   Thomas A. Barron(4)                                 132,583                   4.1%
   Blair W. Effron (3)                                  33,750                   1.1%
   Peter W. Gilson(5)                                   35,792                   1.1%
   Randall A. Hack (6)                                 650,799                  20.8%
   Keith R. Lively (3)                                  15,000                   *
   Eric M. Reynolds(7)                                 155,466                   4.9%
   Ralph Z. Sorenson(5)                                 32,083                   1.0%

All executive officers & directors
as a group (includes 10 persons)(8)                  1,117,124                  32.8%

Other 5% Shareholders:

   Nassau Capital Partners L.P.
   22 Chambers Street
   Princeton, NJ  08542                              621,598(9)                 20.0%

   Swiss Army Brands, Inc.
   One Research Drive
   Shelton, CT  06484                                611,000                    19.6%

   Hudson River Capital LLC
   667 Madison Avenue
   Suite 2500
   New York, NY  10021                               420,536(10)                13.2%

   Charles Elsener
   CH-6438
   Ibach, Switzerland                                269,500                    8.7%

   Juan A. Rodriguez(11)                             172,666                    5.5%
   4517 Navajo Place
   Boulder, Colorado 80303

* Less than 1%

(1) Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The shares of Common Stock shown as beneficially owned include stock options exercisable on or within 60 days following the Record Date. With respect to information regarding 5% shareholders, the Company has relied on information provided in publicly-filed documents and, in certain cases, on supplementary information provided by the shareholder.

(2) Based on 3,113,584 shares of Common Stock issued and outstanding on the Record Date. In addition, recorded as outstanding for the purpose of computing the percentage ownership of each director or

         Named Executive Officer and of all executive officers and directors as a group are shares issuable to such individual or group upon exercise of currently exercisable options or warrants.

(3) Includes 15,000 shares of Common Stock issuable upon exercise of vested stock options.

(4) Includes 98,000 shares of Common Stock issuable upon exercise of vested stock options.

(5) Includes 28,000 shares of Common Stock issuable upon exercise of vested stock options.

(6) Includes 15,000 shares of Common Stock issuable upon exercise of vested stock options. 621,598 shares held by Nassau Capital Partners L.P. and 1,701 shares held by NAS Partners I L.L.C., which represents 50% of the shares held by NAS Partners I L.L.C. Mr. Hack has a 50% interest in NAS Partners I L.L.C. and is one of four members of Nassau Capital L.L.C. which serves as the sole general partner of Nassau Capital Partners, L.P. Mr. Hack disclaims beneficial ownership of shares held by Nassau Capital Partners L.P.

(7) Includes 30,466 shares of Common Stock issuable upon exercise of vested stock options.

(8) Includes an aggregate of 290,518 shares issuable upon exercise of vested stock options.

(9) Does not include 3,402 shares held by NAS Partners I L.L.C., the members of which are also members of Nassau Capital L.L.C. which serves as the sole general partner of Nassau Capital Partners, L.P.

(10) Includes 79,591 shares issuable upon exercise of a common stock purchase warrant.

(11) Includes 23,000 shares of Common Stock issuable upon exercise of vested stock options; also includes 41,666 shares held by an irrevocable trust for the benefit of Mr. Rodriguez's children. Mr. Rodriguez's wife serves as the trustee of the trust.


                     MARKET PRICE OF AN DIVIDENDS ON COMMON
                     EQUITY AND RELATED SHAREHOLDER MATTERS

         (a) Market Information. The Common Stock has been trading in the over-the-counter market under the symbol "SWWT" since May 14, 1997. Prior thereto, the Common Stock was trading on the NASDAQ Small Cap Market, with the exception of the period from June 22, 1995 through March 1, 1996, when the Common Stock was delisted from such market as the Company had fewer than 300 shareholders. The following table sets forth for the periods indicated the range of high and low bid quotations for the Common Stock since January 1, 1995 as reported by NASDAQ for the period in which the Common Stock traded thereon and as reported by dealers appearing as market makers on the OTC Bulletin Board for the periods in which the Common Stock traded on the over-the-counter market. These quotations represent inter-dealer prices, without retail mark-up, mark-down or commissions and do not necessarily represent actual transactions. As trading in the Common Stock has been sporadic and in small volumes since its initial public offering in January 1994, the Company cannot be assured that an active public trading market will develop or be sustained. The range of the high and low bid quotations per share of Common Stock on October 20, 1997 (the date preceding the date of the Sale Agreement) was $.25 and $.125, respectively.


1997                  HIGH       LOW
First Quarter          .75        .50
Second Quarter         .75        .50
Third Quarter          .25       .125

1996
First Quarter         3.75       2.50
Second Quarter        3.32       3.00
Third Quarter         3.00       2.00
Fourth Quarter        2.48       0.32

1995
First Quarter         7.00       5.75
Second Quarter        6.50       5.00
Third Quarter         5.00       2.00
Fourth Quarter        3.75       3.75



          (b) Holders. As of the Record Date, 3,113,584 shares of Common Stock were issued and outstanding and were held of record by approximately 150 persons, including several holders who are nominees for an undetermined number of beneficial owners. The Company believes that as of the Record Date there were approximately 300 beneficial owners of Common Stock.

          (c) Dividends. The Company has never paid a dividend and does not anticipate payment of dividends in the foreseeable future.


                                    AUDITORS

           Arthur Andersen LLP, independent certified public accountants, have been appointed by the Board of Directors, as independent auditors for the Company to examine and report on its financial statements for the 1997 fiscal year. Representatives of Arthur Andersen LLP are not expected to be present at the Meeting.


                       DEADLINE FOR SHAREHOLDER PROPOSALS

           The Company presently anticipates that its 1998 Annual Meeting of Shareholders will be held in May of 1998. Any proposal by a shareholder of the Company intended to be presented at the 1998 Annual Meeting of Shareholders is required to be received by the Company at its principal executive office not later than December 26, 1997 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Such proposals should be addressed to the Company's Secretary.


                              AVAILABLE INFORMATION

           The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


                                 OTHER BUSINESS

           Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is presented properly for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                                          By order of the Board of Directors,

                                          PATRICK E. THOMAS
                                          Secretary



December __, 1997

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


    Balance Sheets - September 30, 1997 and December 31, 1996..............  F-2

    Statements of Operations - Three and nine months ended
    September 30, 1997 and 1996............................................  F-4

    Statements of Cash Flows - Nine months ended
    September 30, 1997 and 1996............................................  F-5

    Notes to Financial Statements..........................................  F-6

    Report of Independent Public Accountants..............................  F-10

    Balance Sheets December 31, 1996 and December 31, 1995................  F-11

    Statements of Operations for the Years Ended December 31,
    1996, 1995 and 1994...................................................  F-13

    Statements of Stockholders' Equity for the Years Ended
    December 31, 1996, 1995 and 1994......................................  F-14

    Statements of Cash Flows for the Years Ended
    December 31, 1996, 1995 and 1994......................................  F-16

    Notes to Consolidated Financial Statements............................  F-18

                                SWEETWATER, INC.

                                 BALANCE SHEETS


                                     September 30,
                                         1997         December 31,
                                      (Unaudited)        1996
                                     -------------    ------------

                                     ASSETS

Current Assets:

  Cash and cash equivalents           $   923,627     $1,479,937
  Short-term investments                     --          440,659
  Accounts receivable - net               174,895        132,446
  Inventory - net                         611,148        690,231
  Prepaids and other current assets        35,938         51,288

         Total current assets           1,745,608      2,794,561
                                      -----------     ----------


Fixed Assets, at cost                     462,860        475,000
  Less: Accumulated depreciation         (168,860)          --
                                      -----------     ----------


           Fixed assets, net              294,000        475,000
                                      -----------     ----------

Other Assets:

  Deposits and other                        6,436         39,921
                                      -----------     ----------


TOTAL ASSETS                          $ 2,046,044     $3,309,482
                                      ===========     ==========










The accompanying notes to financial statements are an integral part of these balance sheets

                                     -F-2-

                                SWEETWATER, INC.

                                 BALANCE SHEETS


                                                                                         September 30,
                                                                                            1997          December 31,
                                                                                         (Unaudited)         1996
                                                                                         -------------    ------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

  Trade accounts payable and other accrued liabilities                                   $    170,761     $    493,356
  Accrued salaries and employee benefits                                                       48,358           92,982
  Accrued warranty and other                                                                   72,031           30,630
                                                                                         ------------     ------------
           Total current liabilities                                                          291,150          616,968
                                                                                         ------------     ------------

STOCKHOLDERS' EQUITY:

  Common stock, $.001 par value; 8,000,000 shares
    authorized; 3,099,045 and 3,067,382 shares issued and
    outstanding at September 30, 1997 and December 31, 1996,
    after deducting 94,943 and 126,606 shares held in treasury,
    respectively                                                                                3,099            3,068
  Deferred Compensation                                                                          --            (12,366)
  Additional paid-in capital                                                               12,431,079       12,425,783
  Accumulated deficit                                                                     (10,679,284)      (9,723,971)
                                                                                         ------------     ------------
         Total stockholders' equity                                                         1,754,894        2,692,514
                                                                                         ------------     ------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $  2,046,044     $  3,309,482
                                                                                         ============     ============








The accompanying notes to financial statements are an integral part of these balance sheets

                                      -F-3-

                                SWEETWATER, INC.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                             For the Three Months Ended      For the Nine Months Ended
                                    September 30,                  September 30,
                             ---------------------------     ---------------------------

                                 1997            1996            1997            1996
                             -----------     -----------     -----------     -----------

SALES                        $   335,570     $   847,668     $ 1,437,647     $ 1,868,905
                             -----------     -----------     -----------     -----------

COST OF GOODS SOLD               304,237         720,457       1,127,877       1,413,215
                             -----------     -----------     -----------     -----------

GROSS MARGIN                      31,333         127,211         309,770         455,690
                             -----------     -----------     -----------     -----------

OPERATING EXPENSES
 Sales and Marketing             116,574         353,532         468,804       1,139,929
 Research and Development           --           190,962         236,673         703,018
 General and Administrative      146,441         241,476         787,082         777,671
                             -----------     -----------     -----------     -----------

 Total Operating Expenses        263,015         785,970       1,492,559       2,620,618
                             -----------     -----------     -----------     -----------

INCOME (LOSS) FROM              (231,682)       (658,759)     (1,182,789)     (2,164,928)
OPERATIONS

OTHER INCOME, NET                 11,348          14,631         227,476         109,778
                             -----------     -----------     -----------     -----------

NET INCOME (LOSS)            $  (220,334)    $  (644,128)    $  (955,313)    $(2,055,150)
                             ===========     ===========     ===========     ===========


INCOME (LOSS) PER COMMON
SHARE                        $     (0.07)    $     (0.21)    $     (0.31)    $     (0.67)
                             ===========     ===========     ===========     ===========

WEIGHTED AVERAGE
COMMON SHARES
OUTSTANDING                    3,095,708       3,067,009       3,087,653       3,065,940
                             ===========     ===========     ===========     ===========


The accompanying notes to financial statements are an integral part of these financial statements



                                      -F-4-

                                SWEETWATER, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                           For the Nine Months Ended
                                                                                                    September 30,
                                                                                           ---------------------------
                                                                                            1997                  1996
                                                                                           -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                      $  (955,313)    $(2,055,150)
Net Loss

Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                                168,860         327,375
  Amortization of deferred compensation                                                           --            12,366
Changes in assets and liabilities:
  (Increase) in net accounts receivable                                                        (42,449)       (289,822)
  Decrease in inventory                                                                         79,083         143,020
  Decrease in prepaids and other current assets                                                 15,350          18,888
  Decrease (Increase) in deposits and other assets                                              33,485          (9,992)
  (Increase) in deferred offering costs                                                           --          (153,373)
  (Decrease) in accounts payable and other accrued liabilities                                (322,595)        (40,323)
  (Decrease) in accrued salaries and other current liabilities                                  (3,223)        (10,138)
                                                                                           -----------     -----------
Net cash used in operating activities                                                       (1,026,802)     (2,057,149)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of furniture, fixtures and equipment                                               (20,360)       (354,607)
  Purchases of short-term investments                                                             --        (5,605,640)
  Proceeds form the sale of fixed assets, net of gain recognized                                32,500            --
  Proceeds from the sales of short term investments                                            440,659       8,906,708
                                                                                           -----------     -----------
Net cash provided by investing activities                                                      452,799       2,946,461

CASH FLOWS FROM FINANCING ACTIVITIES
  Capital Contributions                                                                         17,693           9,297
  Payments on notes payable                                                                       --           (79,514)
                                                                                           -----------     -----------
Net cash provided by (used in) financing activities                                             17,693         (70,217)
                                                                                           -----------     -----------

Net increase in Cash and Cash Equivalents                                                     (556,310)        819,095
CASH AND CASH EQUIVALENTS, beginning of period                                               1,479,937         511,331
                                                                                           -----------     -----------
CASH AND CASH EQUIVALENTS, end of period                                                   $   923,627     $ 1,330,426
                                                                                           ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:
CASH PAID FOR INTEREST                                                                     $     3,536     $    23,592
                                                                                           ===========     ===========




The accompanying notes to financial statements are an integral part of these financial statements



                                      -F-5-

                                SweetWater, Inc.

                          Notes to Financial Statements
                                   (Unaudited)

1.     BASIS OF PRESENTATION


       In the opinion of management, the accompanying unaudited balance sheet, statements of operations and cash flows contain all adjustments, consisting only of normal recurring items, necessary to present fairly the financial position of SweetWater, Inc. (the "Company") as of September 30, 1997 and the results of operations and cash flows for the three and nine months ended September 30, 1997 and 1996.


       The unaudited financial statements presented herein have been prepared in accordance with Securities and Exchange Commission regulations and do not include all the information and note disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company's annual report on Form 10-K for the year ended December 31, 1996.

2.     BUSINESS

       The Company, which was incorporated in the state of Colorado in 1991, is a water technology company specializing in the development, marketing and sale of water filtration and purification devices and technologies to address health concerns resulting from the microbiological contamination of drinking water. The Company's existing products are principally marketed to outdoor supply retailers across the United States. A substantial portion of the Company's revenues are currently derived from sales to one national outdoor supply retailer.


       Since its inception, the Company has incurred significant operating losses and cash flow deficits resulting in an accumulated deficit of approximately $10.7 million as of September 30, 1997. Operating losses increased in 1996 as a result of the Company's efforts to develop a water filtration and purification device for the home use market. During 1996, the Company actively pursued the establishment of a joint strategic alliance to manufacture and market the home use product; however, the Company was not successful in locating an industry partner to manufacture and market this potential product. Accordingly, the Company suspended its efforts to manufacture and market this product, sold the plans, designs and technology associated therewith in April 1997 and realized net proceeds of approximately $210,000. The Company had no amounts capitalized related to this product.


       During 1997, the Company reduced its personnel, discontinued its research and development efforts and initiated a cost containment program designed to reduce general and administrative costs, conserve its cash reserves and enable the Company to concentrate its resources on the manufacture and sale of its current portable water filtration and purification products. Although the Company has adopted a plan that allowed it to remain in operation


                                      -F-6-

                                SweetWater, Inc.

                          Notes to Financial Statements
                                   (Unaudited)

       through 1997, as a result of streamlining its operations and reducing its costs, the Company cannot be assured that its losses will not continue or that the Company will be able to manufacture and sell its products successfully or achieve profitability. Unless the performance of the Company improves substantially, the Company cannot be assured that it will achieve positive cash flow. Accordingly, on October 21, 1997, the Company and Cascade Design, Inc., a Washington corporation ("Cascade"), executed an Asset Purchase Agreement pursuant to which substantially all the business operations and assets of the Company related to the manufacturing and distribution of portable water filtration and purification products for outdoor use, will be sold to Cascade (the "Sale Transaction"), subject to the approval of the shareholders of the Company. If the Sale Transaction is not consummated, the Company believes that cash and short term investments will be sufficient to meet working capital requirements and support its existing operations through 1998. If the Company does not achieve positive cash flow during that period, or if the Company incurs unexpected substantial expenses prior thereto, the Company would be required to raise additional capital. The Company cannot be assured that additional capital will be pursued or available on terms acceptable to the Company when and if needed. In addition, as a new business in an emerging industry with a limited number of products, the Company may encounter unforeseen difficulties, some of which may be beyond the Company's ability to control.

       As an incentive to maximize cash flow from the outdoor business, to conserve the Company's cash resources and to retain senior management, in May 1997, the Company and Eric M. Reynolds (President, Chief Executive Officer and a director of the Company), Patrick E. Thomas (Vice President and Chief Financial Officer of the Company), and Jerry L. Cogdill (Chief of Operations for the Company) (collectively, "Management"), entered into an agreement (the "Management Agreement") pursuant to which the Management agreed to remain with the Company through January 31, 1998 in exchange for certain performance bonuses and a right of first refusal to purchase the Outdoor Business in the event certain performance targets are met and the Company elects to sell such business within a specified period after December 31, 1997. Specifically, pursuant to the Management Agreement, Management will receive a bonus equal to 30% of the excess of the price paid by Cascade over the "Management Price", as defined in the Management Agreement. The amount of the bonus will be calculated within five days of the closing date of the Sale Transaction and is estimated to be approximately $500,000. As the determination to sell the outdoor business was made prior to December 31, 1997, the right of first refusal is not available to Management under the terms of the Management Agreement.

3.     SALE OF ASSETS

       On October 21, 1997, the Company and Cascade entered into an Asset Purchase Agreement (the "Sale Agreement") pursuant to which, subject to the approval of its shareholders, substantially all of the assets related to the manufacture and distribution of the Company's portable water filtration and purification products will be sold to Cascade for a cash payment

                                      -F-7-

                                SweetWater, Inc.

                          Notes to Financial Statements
                                   (Unaudited)

       equal to the Closing Asset Value plus $300,000, and the assumption of certain liabilities. A detailed description of the calculation of Closing Asset Value, the assets to be transferred to and the liabilities to be assumed by Cascade and the assets and liabilities to be retained by the Company is set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - General." Reference is also made to the Unaudited Pro Forma Financial Information attached hereto as Exhibit 99 for additional information relating to the Sale Transaction.

       If the Sale Transaction is approved by the shareholders of the Company, under the terms of the Sale Agreement, the closing of the sale should occur within five business days after the shareholders meeting at which the Sale Transaction is approved. The Company intends to call a special meeting of shareholders to approve the Sale Transaction as soon as possible.


4.     INCOME TAXES

       SFAS No. 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not, based on current circumstances, are not expected to be realized. The Company has determined that under SFAS 109, any previously unrecognized tax benefits do not satisfy the realization criteria set forth therein. Therefore, a valuation allowance has been recorded against the entire net deferred tax asset.


5.     INVENTORY



       Inventory includes costs of materials, direct labor and manufacturing overhead. Inventory is priced at the lower cost (using the first-in, first-out method of valuation) or market. Inventory consists of the following components:


                                             September 30,
                                                 1997         December 31,
                                              (Unaudited)         1996
                                             -------------    ------------

                             Raw Materials    $563,463        $669,736
                            Finished Goods     210,685         225,495
                                              --------        --------
                                               774,148         895,231
             Less-Reserve for Obsolescence    (163,000)       (205,000)
                                              --------        --------
                                              $611,148        $690,231
                                              ========        ========

                                      -F-8-

                                SweetWater, Inc.

                          Notes to Financial Statements
                                   (Unaudited)

6.     PROFIT SHARING PLAN AND TRUST

       Pursuant to the Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"), which was established effective January 1, 1995, the Company has agreed to contribute matching contributions in the form of Company common stock at the rate of 50% of the first 8% of employees salary deferral. Under the 401(k) Plan, the Company may also elect to make discretionary contributions. Employees vest in Company contributions over six years of service with the Company. Forfeitures of the unvested prorated portion are allocated to the remaining employees in the plan proportionately, based upon current years compensation.

7.     COMMITMENTS AND CONTINGENCIES

       In August 1997, the Company entered into a new lease which commences October 1997 and will continue for a three year period unless cancelled by the Company between June 1, 1998 and July 15, 1998. Minimum future lease obligations under the new lease are $6,011 per month for the period from October 1, 1997 through June 1, 1998. If the Company elects to continue the lease after June 1, 1998, minimum future lease obligations shall be $6,011 per month through September 30, 1998; $6,191 per month from October 1, 1998 through September 30, 1999; and $6,377 per month from October 1, 1999 through September 30, 2000. If the Sale Transaction is consummated, the lease will be assigned to, and assumed by, Cascade.

       If the Sale is consummated, the Company will retain all liabilities related to its operations prior to the closing, with the exception of product warranty liabilities which will be assumed by Cascade. The liabilities to be retained by the Company include, among others, product liabilities and any environmental liabilities arising out of the Company's operations prior to the Sale or its prior leases of facilities. The Company has product and general liability insurance on an occurrence basis which it believes provides up to $11 million in coverage.


                                      -F-9-

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To SweetWater, Inc.:


We have audited the accompanying balance sheets of SWEETWATER, INC. (a Delaware corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SweetWater, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Denver, Colorado,                                          ARTHUR ANDERSEN LLP
March 28, 1997.

                                SWEETWATER, INC.


                                 BALANCE SHEETS

                                                                          December 31,
                                                                  ---------------------------
                 ASSETS                                                1996          1995
                                                                  -------------   -----------
CURRENT ASSETS:
  Cash and cash equivalents                                         $1,479,937      $511,331
  Short-term investments                                               440,659     4,460,897
  Accounts receivable, less allowance for doubtful
     accounts of approximately $35,000 and $39,000, respectively       132,446        57,822
  Inventory, net of reserve for obsolescence of $205,000 and
     $33,000, respectively                                             690,231     1,120,063
  Prepaids and other current assets                                     51,288       105,418
                                                                  ------------  ------------
          Total current assets                                       2,794,561     6,255,531
                                                                  ------------  ------------
FIXED ASSETS (Note 1):
  Equipment, furniture and fixtures                                    475,000     1,829,352
  Less- Accumulated depreciation                                             -     (661,564)
                                                                  ------------  ------------
          Total fixed assets                                           475,000     1,167,788
                                                                  ------------  ------------
OTHER ASSETS:
  Deposits and other, net                                               39,921        82,373
                                                                  ------------  ------------
          Total assets                                              $3,309,482    $7,505,692
                                                                  ============  ============



The accompanying notes to financial statements are an integral part of these balance sheets.

                                SWEETWATER, INC.


                                 BALANCE SHEETS





                                                                             December 31,
                                                                  ---------------------------------
              LIABILITIES AND STOCKHOLDERS' EQUITY                    1996                1995
              ------------------------------------                --------------       ------------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                            $493,356        $258,165
  Accrued salaries and employee benefits                                92,982          26,682
  Accrued warranty costs                                                30,630          15,106
  Current portion of term loan payable                                       -         108,125
                                                                --------------   -------------
          Total current liabilities                                    616,968         408,078

LONG-TERM DEBT                                                               -         207,799
                                                                --------------   -------------
          Total liabilities                                            616,968         615,877
                                                                --------------   -------------

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value; 8,000,000 shares authorized;
     3,067,382 and 3,064,529 shares issued and outstanding at
     December 31, 1996 and 1995, after deducting
     126,606 and 129,459 shares held in treasury, respectively           3,068           3,065
  Deferred compensation                                               (12,366)        (28,854)
  Additional paid-in capital                                        12,425,783      12,407,300
  Accumulated deficit                                              (9,723,971)     (5,491,696)
                                                                --------------   -------------
          Total stockholders' equity                                 2,692,514       6,889,815
                                                                --------------  --------------
          Total liabilities and stockholders' equity                $3,309,482      $7,505,692
                                                                ==============  ==============



The accompanying notes to financial statements are an integral part of these balance sheets.

                                SWEETWATER, INC.


                            STATEMENTS OF OPERATIONS

                                                For the Years Ended
                                                   December 31,
                                         ----------------------------------
                                         1996           1995         1994
                                     ------------     ----------    ----------
  NET SALES                           $2,064,142     $2,162,666     $1,703,241

  COST OF GOODS SOLD                   1,961,509      1,930,706      1,514,316
                                   -------------  -------------  -------------
  GROSS MARGIN                           102,633        231,960        188,925
                                   -------------  -------------  -------------
  OPERATING EXPENSES:
   General and administrative          1,401,735      1,151,606        805,776
   Sales and marketing                 1,345,989      1,090,061        735,721
   Research and development            1,029,430        624,322        428,786
   Impairment loss (Note 1)              685,838              -              -
                                   -------------  -------------  -------------
         Total operating expenses      4,462,992      2,865,989      1,970,283
                                   -------------  -------------  -------------
  LOSS FROM OPERATIONS               (4,360,359)    (2,634,029)    (1,781,358)

  OTHER INCOME (EXPENSE):
   Rental and other income                     -              -          3,741
   Interest income                       161,222        122,205        135,703
   Interest expense and other           (33,138)       (93,344)          (140)
                                   -------------  -------------  -------------
                                         128,084         28,861        139,304

                                   -------------  -------------  -------------
  NET LOSS                          $(4,232,275)   $(2,605,168)   $(1,642,054)
                                   =============  =============  =============

  NET LOSS PER COMMON SHARE              $(1.38)        $(1.34)         $(.92)
                                   =============  =============  =============

  WEIGHTED AVERAGE COMMON AND
   COMMON EQUIVALENT SHARES
   OUTSTANDING                         3,065,311      1,948,946      1,789,142
                                   =============  =============  =============



The accompanying notes to financial statements are an integral part of these statements.

                                                                     Page 1 of 2
                                SWEETWATER, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         Series A
                                                       Preferred Stock         Common Stock
                                                     -------------------     ---------------    Deferred        Paid-In
                                                     Shares       Amount     Shares    Amount   Compensation    Capital
                                                     ------       ------     ------    ------   ------------    -------
BALANCES, December 31, 1993                              537,499   $538       547,579     $548   $(66,586)      $2,772,639

   Common stock issued on January 21, 1994,
      in initial public offering for cash, at $7.00
      per share, net of offering costs of
      approximately $665,000                                   -      -       718,750      718           -       4,365,054
   Common stock issued on January 21, 1994,
      for conversion of Series A preferred
      stock to common stock                            (537,499)  (538)       537,499      538           -               -
   Treasury stock purchase on March 15,
      1994 from a stockholder, at cost                         -      -       (1,042)      (1)           -               -
   Amortization of deferred compensation
      expense                                                  -      -             -        -      17,760               -
   Net loss                                                    -      -             -        -           -               -
                                                      ----------  -----  ------------  -------  ----------  --------------
BALANCES, December 31, 1994                                    -      -     1,802,786    1,803    (48,826)       7,137,693

   Treasury stock purchase on February 28,
      1995 from a stockholder, at cost                         -      -      (34,375)     (34)           -        (15,950)
   Issuance of treasury stock                                  -      -           300        -           -           1,725
   Stock options exercised                                     -      -           800        1       2,534         (2,163)
   Common stock issued in November
      1995 in a private placement offering,
      at $4.00 per share, net of offering costs
      of approximately $73,000                                 -      -     1,335,078    1,335           -       5,265,791
   Common stock issued to 401(k) plan                          -      -         5,726        6           -          22,905
   Treasury stock purchase on December 11,
      1995 from a stockholder, at cost                         -      -      (45,786)     (46)           -         (2,701)
   Amortization of deferred compensation
      expense                                                  -      -             -        -      17,438               -
   Net loss                                                    -      -             -        -           -               -
                                                     -----------  -----  ------------  -------  ----------  --------------
BALANCES, December 31, 1995                                    -     $-     3,064,529   $3,065   $(28,854)     $12,407,300


                                                     Accumulated
                                                     Deficit             Total
                                                     -------------     ---------
BALANCES, December 31, 1993                          $(1,244,474)     $1,462,665


   Common stock issued on January 21, 1994,
      in initial public offering for cash, at $7.00
      per share, net of offering costs of
      approximately $665,000                                  -        4,365,772
   Common stock issued on January 21, 1994,
      for conversion of Series A preferred
      stock to common stock                                   -              -
   Treasury stock purchase on March 15,
      1994 from a stockholder, at cost                        -                (1)
   Amortization of deferred compensation
      expense                                                 -            17,760
   Net loss                                             (1,642,054)    (1,642,054)
                                                     --------------  -------------
BALANCES, December 31, 1994                             (2,886,528)     4,204,142

   Treasury stock purchase on February 28,
      1995 from a stockholder, at cost                         -           (15,984)
   Issuance of treasury stock                                  -             1,725
   Stock options exercised                                     -               372
   Common stock issued in November
      1995 in a private placement offering,
      at $4.00 per share, net of offering costs
      of approximately $73,000                                 -         5,267,126
   Common stock issued to 401(k) plan                          -            22,911
   Treasury stock purchase on December 11,
      1995 from a stockholder, at cost                         -            (2,747)
   Amortization of deferred compensation
      expense                                                  -            17,438
   Net loss                                            (2,605,168)      (2,605,168)
                                                     -------------     ------------
BALANCES, December 31, 1995                           $(5,491,696)      $6,889,815



The accompanying notes to financial statements are an integral part of these statements.

                                SWEETWATER, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




                                                         Series A
                                                       Preferred Stock         Common Stock
                                                     -------------------     ---------------    Deferred        Paid-In
                                                     Shares       Amount     Shares    Amount   Compensation    Capital
                                                     ------       ------     ------    ------   ------------    -------
BALANCES, December 31, 1995                             -           $-     3,064,529   $3,065   $(28,854)    $12,407,300

  Common stock issued to 401(k) Plan                    -            -         9,969       10          -          31,903
  Amortization of deferred compensation
     expense                                            -            -             -        -     16,488               -
  Treasury stock purchase on September 13,
     1996 from a stockholder at cost                    -            -        (7,116)      (7)         -            (420)
  1995 common stock offering costs                      -            -             -        -          -         (13,000)
  Net loss                                              -            -             -        -          -               -
                                                    -----         -----  ------------  -------  ----------  --------------
BALANCES, December 31, 1996                             -           $-     3,067,382   $3,068   $(12,366)    $12,425,783
                                                    =====         =====  ============  =======  ==========  ==============



                                            Accumulated
                                            Deficit             Total
                                            -------------     ---------
BALANCES, December 31, 1995                 $(5,491,696)     $6,889,815

  Common stock issued to 401(k) Plan                   -         31,913
  Amortization of deferred compensation
     expense                                           -         16,488
  Treasury stock purchase on September 13,
     1996 from a stockholder at cost                   -           (427)
  1995 common stock offering costs                     -        (13,000)
  Net loss                                  (4,232,275)       (4,232,275)
                                            -----------       -----------
BALANCES, December 31, 1996                 $(9,723,971)      $2,692,514
                                            =============    =============



The accompanying notes to financial statements are an integral part of these statements.

                                SWEETWATER, INC.


                            STATEMENTS OF CASH FLOWS

                                                                       For the Years Ended
                                                                           December 31,
                                                           ---------------------------------------
                                                             1996             1995         1994
                                                           ----------     ------------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                               $(4,232,275)   $(2,605,168)   $(1,642,054)
  Adjustments to reconcile net loss to net cash used
     in operating activities-
       Depreciation and amortization                          442,948        353,942        382,309
       Impairment loss                                        685,838              -              -
       Amortization of deferred compensation expense           16,488         17,438         17,760
       Conversion of interest payable to common stock               -         15,308              -
       Issuance of treasury stock to 401(K) Plan               31,913         22,911              -
  Changes in assets and liabilities-
     Decrease (increase) in accounts receivable              (74,624)         54,824       (41,096)
     Decrease (increase) in inventory                         429,832      (518,598)      (523,146)
     Decrease (increase) in prepaids and other current         54,130          9,896       (91,281)
     Increase in deposits and other                          (13,762)       (31,631)       (26,054)
     Increase (decrease)in accounts payable and
       accrued liabilities                                    235,191       (47,825)        132,852
     Increase (decrease) in accrued salaries and
       employee benefits                                       66,300       (30,612)         33,217
     Increase (decrease) in accrued warranty costs             15,524       (11,149)         26,255
                                                        -------------  -------------  -------------
          Net cash used in operating activities           (2,342,497)    (2,770,664)    (1,731,238)
                                                        -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from repayment of note receivable                        -              -         15,000
  Purchases of fixed assets                                 (379,784)      (657,566)      (837,175)
  Purchases of short-term investments                               -    (5,400,577)    (4,947,331)
  Proceeds from sales of short-term investments             4,020,238      3,621,823      2,265,188
                                                        -------------  -------------  -------------
          Net cash provided by (used in)
            investing activities                            3,640,454    (2,436,320)    (3,504,318)
                                                        -------------  -------------  -------------



The accompanying notes to financial statements are an integral part of these statements.

                                SWEETWATER, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended
                                                                       December 31,
                                                       ---------------------------------------
                                                         1996             1995         1994
                                                       ----------     ------------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings under term loan agreement             $-       $877,708       $520,054
  Payments on borrowings under term loan agreement        (315,924)    (1,081,838)              -
  Proceeds from convertible note payable                          -      1,500,000              -
  Proceeds from issuance of common stock,
     net of stock issuance costs                           (13,000)      3,751,818      4,365,772
  Repurchase of common stock                                  (427)       (18,731)            (1)
  Sale of treasury stock                                          -          1,725              -
  Proceeds from exercise of stock options                         -            372              -
  Deferred offering costs                                         -              -        161,174
                                                      -------------  -------------  -------------
         Net cash (used in) provided by financing
            activities                                    (329,351)      5,031,054      5,046,999
                                                      -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                               968,606      (175,930)      (188,557)

CASH AND CASH EQUIVALENTS, beginning of period              511,331        687,261        875,818
                                                      -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of period                 $1,479,937       $511,331       $687,261
                                                      =============  =============  =============

SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
     Conversion of interest payable to common stock              $-        $15,308             $-
                                                      =============  =============  =============
     Conversion of notes payable to common stock                 $-     $1,500,000             $-
                                                      =============  =============  =============
     Cash paid for interest                                 $29,875        $81,045             $-
                                                      =============  =============  =============
     Conversion of Series A preferred stock to
       common stock                                              $-             $-     $2,383,831
                                                      =============  =============  =============



The accompanying notes to financial statements are an integral part of these statements.

                                SWEETWATER, INC.


                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


(1) BUSINESS AND ASSET IMPAIRMENT

SweetWater, Inc. (the "Company"), incorporated in the state of Colorado in 1991, is a water technology company specializing in the development, marketing and sale of water filtration and purification devices and technologies to address health concerns resulting from the microbiological contamination of drinking water. The Company's existing products are principally marketed to outdoor supply retailers across the United States. A substantial portion of the Company's revenues are currently derived from sales to one national outdoor supply retailer.

Since its inception, the Company has incurred significant operating losses and cash flow deficits resulting in an accumulated deficit of approximately $9.7 million as of December 31, 1996. Operating losses increased in 1996, as a result of the Company's efforts to develop a water filtration and purification device for the home use market. During 1996, the Company actively pursued the establishment of a joint strategic alliance to manufacture and market the home use product, however, the Company was not successful in locating an industry partner to manufacture and market this potential product. Accordingly, the Company has suspended its efforts to manufacture and market this product and is seeking a buyer for the plans, designs and technology associated therewith.
The Company has no amounts capitalized related to this product.

The Company has also reduced its personnel and initiated a cost containment program designed to reduce general and administrative costs, conserve its cash reserves and enable the Company to concentrate its resources on the manufacture and sale of its current portable water filtration and purification products. Although the Company has adopted a plan that it believes will allow it to remain in operation through at least 1997, as a result of streamlining its operations and reduce its costs, there can be no assurance the Company's losses will not continue or that the Company will be able to manufacture and sell its products successfully or achieve profitability. In addition, as a new business in an emerging industry with a limited number of products, the Company may encounter unforeseen difficulties, some of which may be beyond the Company's ability to control, related to marketing, product development, manufacturing, regulation and proprietary technology.

Long-lived assets to be held and used in the Company's portable water filtration and purification business, including certain manufacturing equipment and related intangible assets, have been reviewed for possible impairment because events or changes in the Company's circumstances, as described above, have indicated that their carrying amounts may not be recoverable. Where appropriate, under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121") an impairment loss has been recognized and the net book value of such assets has been reduced based on the Company's estimate of the fair market value of such assets. The Company's estimate of fair market value is based on third party estimates as well as the Company's estimate of future operating results generated from the use of such assets. As a result, during 1996, the Company recorded an impairment loss of $685,838 which has been reflected in the accompanying

Statements of Operations. The related assets have been reflected in the accompanying balance sheets at their estimated fair market value of $475,000.

The Company and certain member of senior management ("Management"), have reached an agreement in principle pursuant to which the Management will agree to remain with the Company through December 31, 1997 in exchange for certain performance bonuses and a right of first refusal to purchase the Company's portable water filtration and purification business (the "Outdoor Business") in the event certain performance targets are met and the Company elects to sell such business within a specified period after December 31, 1997. The Company has not reached a decision as to whether or not it will elect to consider the sale of its Outdoor Business. Specifically, the agreement in principle contemplates that Management, as a group, will be entitled to receive a performance bonus equal to 50% of the amount by which cash and cash equivalents as set forth on the Company's balance sheet as of December 31, 1997, subject to certain adjustments ("Year End Cash") exceeds $1,000,000. In addition, in the event Year End Cash exceeds a specified target (which will be lower than $1,000,000), Management will have a right of first refusal in the event the Company elects to sell the Outdoor Business to a third party. If such right is not exercised, Management will be entitled to receive a value enhancement bonus equal to 30% of the excess of the third party purchase price over the Management Price (as defined below) less the amount of the performance bonus , if any. In the event the Company elects to sell the Outdoor Business to Management, Management would have the right to purchase the Outdoor Business for a specified price (the "Management Price") including associated liabilities, as defined, as of March 1997, subject to certain adjustments, less the amount by which Year End Cash exceeds the target amount. The Company has no obligation to sell the Outdoor Business to Management or to a third party at any time. As the Company and Management are negotiating the terms and structure of a proposed agreement, the final terms and structure may differ substantially from the terms described above. In addition, if the Company and Management do not execute a final agreement, one or more of the members of the Management may elect to pursue other opportunities which could have a material adverse effect on the Company.

Based upon its current plans as described above, the Company believes that it will have sufficient cash flows to remain in operation through 1997 and that its assets are realizable.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 1996, the Company's cash and cash equivalents consisted of demand deposits and money market accounts in banks and other financial institutions, which approximated market value.

     Short-Term Investments

Short-term investments consist of U.S. Federal Government, Federal Government Agency-backed securities and corporate notes with maturities of less than one year. These securities are classified as "held-to-maturity" investments as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1996 and 1995 respectively, these securities had an amortized cost basis of $440,659, and $4,460,897, which approximates fair value.

     Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market, and consists primarily of component parts, including filter accessories and pump assemblies. Finished goods include material costs, labor and manufacturing overhead. Inventory consists of the following at December 31, 1996 and 1995:


                                                 1996          1995
                                               ---------     ---------
              Raw materials                      $669,736      $421,686
              Finished goods                      225,495       731,377
                                              -----------  ------------
                                                  895,231     1,153,063
              Less- Reserve for obsolescence    (205,000)      (33,000)
                                              -----------  ------------
                                                 $690,231    $1,120,063
                                              ===========  ============


         Fixed Assets

Depreciation of fixed assets is computed on a straight-line basis over a period of one to three years. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are expensed as incurred.

     Revenue Recognition

Revenue is generally recorded upon passage of title when the product is shipped.

     Research and Development

Research and development costs are expensed as incurred and consist primarily of salaries, supplies, depreciation and contract services.

     Income Taxes

The Company accounts for income taxes according to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. Such deferred income tax assets and liabilities are based on enacted tax laws. SFAS No. 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not, based on current circumstances, are not expected to be realized (see Note 8).

     Treasury Stock

Treasury stock purchases are accounted for at cost, and are reflected as a reduction of common stock and additional paid-in capital in the accompanying balance sheets.

     Net Loss Per Common Share

Net loss per common share for all periods presented is computed using the sum of the weighted average number of shares of common stock and common stock equivalent shares from common stock options and warrants. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company at prices significantly below the assumed public offering price during the twelve month period prior to the initial public offering date (using the treasury stock method and the initial offering price of $7.00 per share), have been included in the calculation as if they were outstanding for all periods presented regardless of whether they are antidilutive. Options and warrants for the Company's common stock issued other than in the one-year period have been excluded as they are antidilutive. Subsequent to the initial offering date, the Company has reported earnings per share in accordance with Accounting Principles Board Opinion No. 15, "Earnings per Share."

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

     Reclassifications

Certain amounts for fiscal year 1995 and 1994 have been reclassified to conform with 1996 reporting classifications.

     Asset Impairment

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). The Company reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value. As discussed more fully in Note 1, the Company reviewed its long-lived assets for impairment and recorded an impairment loss of $685,838 for the year ended December 31, 1996 related to its equipment used in operations and intangible assets.

(3) LONG-TERM DEBT

In August 1995, the Company modified its existing term loan facility agreement to reduce the maximum borrowing to $350,000. As of December 31, 1995, the Company had outstanding borrowings of $315,924 under this facility, which bear interest at 10.97%. This loan was fully repaid in December 1996. The term loan facility agreement expires in March 1997.

The Company, under the terms of its term loan and revolving debt agreements, was required to meet certain financial and other covenants. As of December 31, 1995, the Company failed to meet a requirement limiting quarterly losses to a maximum of $600,000. The Company received a waiver from the bank regarding this covenant as of December 31, 1995. As there were no loans outstanding as of December 31, 1996, the Company was not required to meet certain financial and other covenants.

     (4) STOCKHOLDERS' EQUITY

     Initial Public Offering

On January 21, 1994, the Company completed the initial public offering of its common stock. In connection with the offering, 718,750 shares, including the underwriter's 15% overallotment of 93,750 shares, of previously unissued common shares were sold at a price of $7 per share, providing proceeds to the Company of approximately $5,031,000, less $666,000 in offering costs.

     Private Placement Offering

In November 1995, in order to fund existing and anticipated future cash needs, the Company completed a private placement of its common stock. In connection with the offering, 1,335,078 shares of previously unissued common shares were sold at a price of $4 per share, providing net proceeds to the Company of approximately $5,267,100. This amount includes the conversion of a $1,500,000 Convertible Subordinated Promissory Note issued in September 1995 to an existing shareholder of the Company at $4 per share of common stock.

     Preferred Stock

The Company is currently authorized to issue 6,462,500 shares of $.001 par value, preferred stock. Shares of preferred stock may be issued from time to time in one or more series, with the rights and powers of each series set by the Board of Directors. Concurrently with the initial public offering, holders of 537,500 shares previously designated and issued as Series A preferred stock converted such shares on a one-for-one basis to common stock.

     (5) STOCK OPTIONS AND WARRANT

In October 1993, the Company adopted a Stock Option Plan (the "Plan") to provide directors, officers, employees and consultants options to purchase up to 250,000 shares of the Company's common stock. Under the terms of the Plan, the Board of Directors may grant either "nonqualified" or "incentive stock options" as defined by the Internal Revenue Service. Under the terms of the Plan, the purchase price of the shares subject to an incentive stock option is the fair market value of the Company's common stock on the date the option is granted. The purchase price of a nonqualified option must not be less than the par value of the stock. If the grantee owns more than 10% of the total combined voting power or value of all classes of stock on the date of grant, the purchase price of an incentive stock option must be at least 110% of the fair market value at the date of grant and the exercise term cannot exceed five years from the date of grant. All other options granted under the Plan are exercisable up to 10 years from the date of grant. The Board of Directors has determined that the options outstanding will vest 25% over the first year with the remaining 75% vesting on a straight-line basis over the remaining 36 months. If the employment of a participant is terminated for any reason other than death or disability, any stock options then held by the participant which are currently exercisable shall remain exercisable after the termination of employment for a period of three months, but no later than the specified expiration date.

In addition to the Stock Option Plan, the Company has issued non-plan options to certain directors, officers, employees and consultants since 1993. As part of the Form S-8 Registration Statement filed in April 1996, the Company registered an aggregate 382,915 shares reserved for issuance pursuant to non-plan option agreements with certain named individuals as well as the 250,000 shares of the Plan. The non-plan options primarily vest over a four year period with an approximate 20% to 60% vesting on the date of grant with the remaining vesting on a straight-line basis.

In April 1994, the Company granted an option to purchase 17,000 shares of common stock at a purchase price of $8.125 per share to each of its five non-employee directors. Each option became exercisable with respect to 5,000 shares on July 13, 1994; an additional 3,000 shares became exercisable on April 25, 1995, and on each subsequent anniversary thereof. On November 7, 1995, the Company canceled all non-exercisable options (9,000 options per non-employee director) and issued 240,000 additional options to purchase shares of common stock at $4.00 per share. A director's ability to exercise the option is limited in the event he ceases to be a director. No options have been exercised under the non-employee director stock option plan to date.

                                          Number of Shares
                                        ----------------------
                                        Officers     Employees
                                          and          and       Per Share
                                        Directors    Others     Exercise Price
                                        ---------   ---------   --------------
    Balance, December 31, 1993            21,667     32,916      $.47-$6.30

      Granted                            145,000      5,000    $6.25-$8.125
      Exercised                                -          -               -
                                      ----------  ---------  --------------
    Balance, December 31, 1994           166,667     37,916     $.47-$8.125

      Granted                            360,250     52,277           $4.00
      Exercised                                       (800)            $.47
      Canceled                          (45,000)      (867)     $.47-$8.125
                                      ----------  ---------  --------------
    Balance, December 31, 1995           481,917     88,526     $.47-$8.125

      Granted                            100,000      3,400           $4.00
      Exercised                                -          -               -
      Canceled                          (31,000)    (5,776)           $4.00
                                      ----------  ---------  --------------
    Balance, December 31, 1996           550,917     86,150     $.47-$8.125
                                      ==========  =========  ==============

    Exercisable at December 31, 1996     228,161     34,619     $.47-$8.125
                                      ==========  =========  ==============

The Company accounts for its stock-based compensation plan and non-plan options under APB No. 25, under which no compensation expense is recognized for options granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") for disclosure purposes in 1996. For SFAS 123 purposes, the fair value of each option grant and stock purchase right has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                            Year Ended              Year Ended
                                         December 31, 1996       December 31, 1995
                                         -----------------       -----------------
                Risk-free interest rate    5.96%                    5.57%
                Dividend rate                 0%                       0%
                Expected volatility      116.26%                   82.51%
                Expected life            4.0 years                3.0 years

Using these assumptions, the fair value of the stock options granted in 1996 and 1995 was approximately $263,575 or $2.55 per common share and $757,232 or $1.84 per common share, respectively, which would be amortized as compensation expense over the vesting period of the options. Had compensation cost been determined consistent with SFAS 123, utilizing the assumptions detailed above, the Company's net loss and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                 Year Ended              Year Ended
                                             December 31, 1996       December 31, 1995
                                             -----------------       ------------------
                 Net loss:
                   As reported               $(4,232)                    $(2,605)
                   Pro forma                  (4,476)                    $(2,641)

                 Net loss per common share:
                   As reported                $(1.38)                     $(1.34)
                   Pro forma                  $(1.46)                     $(1.35)

In September 1995, in connection with the issuance of the $1,500,000 Convertible Promissory Note (Note 4) the Company issued a warrant to the existing stockholder, entitling the stockholder to purchase 88,435 shares of common stock at $4 per share, the fair market value of the common stock at the date of issuance. The warrant expires in September 2000.

(6) RELATED PARTY TRANSACTIONS

The Company has engaged a consulting firm controlled by a stockholder for services. Such services amounted to approximately $30,200 and $37,500 for the years ended December 31, 1995 and 1994, respectively.

In September 1995, a stockholder purchased a $1,500,000 Convertible Subordinated Promissory Note and a Warrant to purchase 88,435 shares of common stock at $4 per share for a total purchase price of $1,500,000. In November 1995, the note and related interest accrued at the prime rate were converted into 378,828 shares of common stock in connection with the private placement of common stock. The warrant has not been exercised and expires in September 2000.

In 1996, the Company retained a financial advisor as its exclusive agent to pursue certain financial and strategic objectives of the Company. A director of the Company is also a managing director this financial advisor. Amounts paid to this financial advisor during 1996 totaled approximately $350,000.

(7) MAJOR CUSTOMERS AND SUPPLIERS

During 1996, 1995 and 1994 sales to one customer represented approximately 31%, 36% and 36% of total sales for those years, respectively. In addition, a substantial portion of the Company's inventory was purchased from a single vendor in 1995 and 1994 accounting for 25% and 37%, respectively. However, in 1996 no individual vendor accounted for more than 25% of inventory purchased.

During 1996, the Company entered into non-standard terms with a customer for a purchase of approximately $106,000. The terms require payment on June 30, 1997. This amount is shown as part of accounts receivable at year end.

(8) INCOME TAXES

As of December 31, 1996, the Company had an accumulated deficit for tax purposes of approximately $8,200,000. Based on an effective tax rate of 38% percent, the Company had approximately $3,100,000 of net operating loss ("NOL") carryforwards for tax purposes. The NOL carryovers expire from the year 2006 through the year 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryovers available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests.

The Company has determined that approximately $3,355,000 of deferred tax benefits as of December 31, 1996, do not satisfy the realization criteria set forth in SFAS No. 109. Recognition of these benefits requires future taxable income, the attainment of which is uncertain. Accordingly, a valuation allowance has been recorded against the entire net deferred tax asset.

The components of the net deferred income tax asset as of December 31, 1996 and 1995, were as follows:

                                                   1996            1995
                                                -----------     -----------
      Net operating loss carryforwards           $3,100,000     $1,750,000
      Capitalization of organization and
        start up costs for tax purposes              88,000        130,000
      Depreciation                                 (12,000)              -
      Capitalized overhead                          (1,000)         28,000
      Accruals not deducted for tax purposes        180,000        143,000
      Less- Valuation allowance                 (3,355,000)    (2,051,000)
                                              -------------  -------------
                                                 $    -         $    -
                                              =============  =============



(9) 401(K) PROFIT SHARING PLAN AND TRUST

Pursuant to the Company's 401(K) Profit Sharing Plan and Trust (the "401(K) Plan"), which was established effective January 1, 1995, the Company has agreed to contribute matching contributions in the form of Company common stock at the rate of 50% of the first 8% of employee salary deferral. Under the 401(K) Plan, the Company may also elect to make discretionary contributions.
Employees vest in Company contributions over six years of service with the Company. Forfeitures of the unvested portion are allocated to the remaining employees in the plan proportionately, based upon current year compensation. During 1996 and 1995 respectively, 9,969 and 5,726 shares of common stock were issued to the 401(K) plan.

 (10) COMMITMENTS AND CONTINGENCIES

     Operating Leases

The Company has entered into various noncancelable lease agreements for office space. These leases terminate on various dates. Minimum future lease obligations under these agreements as of December 31, 1996, are as follows:


                              1997        $169,115
                              1998         173,250
                              1999         173,250
                              2000           7,220
                              Thereafter         -
                                           ----------
                                Total      $522,835


In January 1995, the Company relocated its manufacturing facility to Longmont, Colorado. The prior facility was subleased at a rate approximating the future minimum lease payments due; thus no liability for the future minimum lease payments on the prior facility was recorded.

Rent expense for the periods ended December 31, 1996, 1995 and 1994, was approximately $163,800, $170,000 and $70,000, respectively.

                            ASSET PURCHASE AGREEMENT









                            ASSET PURCHASE AGREEMENT

                                 by and between

                              CASCADE DESIGNS, INC.
                                  ("Purchaser")

                                       and

                                SWEETWATER, INC.
                                   ("Seller")




                             Dated October 21, 1997

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE I
CERTAIN DEFINITIONS.....................................................   A-1

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..................   A-6
     Section 2.1.       Purchase and Sale of Assets; Assumption
                        of Liabilities..................................   A-6
     Section 2.2.       Purchase Price..................................   A-6
     Section 2.3.       Determination of Closing Asset Value............   A-6
     Section 2.4.       Allocation of Purchase Price....................   A-7

ARTICLE III
CLOSING AND RELATED MATTERS.............................................   A-7
     Section 3.1.       Time and Place of Closing.......................   A-7
     Section 3.2.       Purchaser's Deliveries at the Closing...........   A-8
     Section 3.3.       Seller's Deliveries at the Closing..............   A-8
     Section 3.4.       Non-Assignable Instruments......................   A-9
     Section 3.5.       Interdependence.................................   A-9

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER................................   A-9
     Section 4.1.       Corporate Organization and Good Standing........   A-9
     Section 4.2.       Authorization, Execution and Binding
                        Effect..........................................  A-10
     Section 4.3.       Noncontravention; Consents and Approvals........  A-10
     Section 4.4.       Compliance With Laws............................  A-10
     Section 4.5.       Financial Statements; Accounts
                        Receivable;  Inventories........................  A-11
     Section 4.6.       Absence of Certain Changes......................  A-11
     Section 4.7.       Legal Proceedings...............................  A-12
     Section 4.8.       Title to Properties and Related Matters.........  A-12
     Section 4.9.       Taxes and Tax Returns...........................  A-13
     Section 4.10.      Contracts.......................................  A-13
     Section 4.11.      Patents, Trademarks, Trade Names, etc...........  A-14
     Section 4.12.      Condition of Assets.............................  A-14
     Section 4.13.      Environmental Matters...........................  A-15
     Section 4.14.      Finders.........................................  A-16
     Section 4.15.      Proxy Statement Information.....................  A-16

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................  A-16
     Section 5.1.       Corporate Organization..........................  A-16
     Section 5.2.       Authorization, Execution and Binding
                        Effect..........................................  A-16
     Section 5.3.       Noncontravention; Consents and Approvals........  A-17
     Section 5.4.       Finders.........................................  A-17
     Section 5.5.       Legal Proceedings...............................  A-17
     Section 5.6.       Proxy Statement.................................  A-18



                                       (i)

ARTICLE VI
COVENANTS...............................................................  A-18
     Section 6.1.       Pre-Closing Covenants...........................  A-18
     Section 6.2.       Post-Closing Covenants..........................  A-20
     Section 6.3.       Employees.......................................  A-21

ARTICLE VII
CONDITIONS TO CLOSING...................................................  A-21
     Section 7.1.       Conditions to Obligation of Purchaser to
                        Close...........................................  A-21
     Section 7.2.       Conditions to Obligation of Seller to
                        Close.  ........................................  A-22

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION............................................  A-23
     Section 8.1.       Survival of Representations and
                        Warranties, etc.................................  A-23
     Section 8.2.       Indemnification.................................  A-23
     Section 8.3.       Procedure for Indemnification...................  A-24
     Section 8.4.       Limitation on Seller's Indemnification..........  A-25
     Section 8.5.       Limitation on Purchaser's
                        Indemnification.................................  A-25
     Section 8.6.       Sole Remedy.....................................  A-26

ARTICLE IX
MISCELLANEOUS...........................................................  A-26
     Section 9.1.       Headings; Grammatical Usage.....................  A-26
     Section 9.2.       Notices.........................................  A-26
     Section 9.3.       Assignment; Third Parties.......................  A-27
     Section 9.4.       Expenses and Transfer Taxes.....................  A-27
     Section 9.5.       Complete Agreement..............................  A-27
     Section 9.6.       Amendments and Waivers..........................  A-28
     Section 9.7.       Termination.....................................  A-28
     Section 9.8.       Counterparts....................................  A-28
     Section 9.9.       Governing Law...................................  A-28
     Section 9.10.      Severability....................................  A-29

Exhibit A         Bill of Sale, Assignment and Assumption Agreement
Exhibit B         License Agreement
Exhibit C         Registration Transfer Agreement
Exhibit D         Data Compensation Rights Transfer Agreement,
Exhibit E         Non-Competition Agreements
Exhibit F         Seller Officer's Certificate
Exhibit G         Purchaser's Officer's Certificate


                                      (ii)

                            ASSET PURCHASE AGREEMENT


            ASSET PURCHASE AGREEMENT, dated October 21, 1997, is entered into by and between (1) CASCADE DESIGNS, INC., a Washington State corporation ("PURCHASER"), and (2) SWEETWATER, INC., a Delaware corporation ("SELLER").

                              W I T N E S S E T H:

            WHEREAS, Seller is engaged in the business of manufacturing and distributing portable water filtration and purification devices for outdoor use (the "OUTDOOR BUSINESS"); and

            WHEREAS, the parties desire that Purchaser purchase from Seller, and that Seller sell to Purchaser, the assets of the Outdoor Business, and that Purchaser assume certain liabilities of the Outdoor Business, upon the terms and subject to the conditions hereinafter set forth; and

            NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, conditions, agreements, and undertakings hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

Section 1.1.      Definitions

            The following terms, as used herein, shall have the meanings set forth below:

            (a) "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

            (b) "AGREEMENT" shall mean this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

            (c) "ACQUIRED ASSETS" shall mean the following properties and assets of Seller used or held for future use by Seller, in each case as the same shall exist on the Closing Date, but not including the Excluded Assets:

                  (i) Seller's leasehold interests in the real property and
            facilities located at 1140 Boston Avenue, Unit A, Longmont, Colorado 80501 (the "Facility"), together with all of Seller's interest in and to all improvements thereon and all of the furniture, fixtures and equipment owned by Seller and located in the Facility;

                  (ii) all tangible personal property including but not limited to all machinery, equipment, raw materials, work in progress, inventories, tools, and the office operating and other supplies, such as desk sets, furniture, and computers, currently utilized by Seller's twelve employees;

                  (iii) all of Seller's common law and statutory rights in, and the goodwill associated with, the trademark and tradename "SweetWater" and the Intellectual Property;

                  (iv) all trade accounts receivable of the Outdoor Business attributable to payors with billing addresses in the United States and in Canada;

                  (v) all of Seller's rights and claims under the Outdoor
            Contracts and all claims, demands, judgments and rights of set-off relating to the Outdoor Contracts;

                  (vi) all books, records and files of Seller relating to the
            Outdoor Business;

                  (vii) to the extent transferable, all licenses, authorizations and permits issued by any governmental or regulatory agency relating exclusively to the Outdoor Business and all applications therefor pending or filed,;

                  (viii) EPA Registration No. 67373-1 and data compensation
            rights granted the Seller under the Federal Insecticide Fungicide and Rodenticide Act;

                  (ix) to the extent transferable, all software licenses and authorizations; and

                  (x) all other assets owned by Seller and used exclusively in the Outdoor Business in the ordinary course of business as presently conducted.

            (d)   "ASSUMED LIABILITIES" shall mean, collectively,:

                  (i) liabilities and obligations that arise out of Seller's product warranties;

                  (ii) liabilities and obligations that arise out of or relate to any event occurring after the Closing Date in connection with the operation of the Outdoor Business, the use or ownership of any of the Acquired Assets or the assumption of the Outdoor Contracts.


            (e) "ENVIRONMENTAL LAWS" shall mean all federal, state and local statutes, regulations, ordinances, and other laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder.

            (f) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            (g) "EXCLUDED ASSETS", collectively, shall mean:

                  (i) all cash, marketable securities, insurance policies,
            deposits and prepaid assets and expenses of Seller;

                  (ii) all rights and claims (including, without limitation, rights under any insurance policies of Seller, refunds, Tax refunds and claims thereto) of Seller with respect to the Excluded Assets or the Excluded Liabilities;

                  (iii) any and all minute books, stock transfer records,
            corporate seals, Tax Returns, and any books or records (including, without limitation, payroll records and paid invoices) relating to Tax Returns;

                  (iv) all rights of Seller under this Agreement and the
            agreements and instruments delivered to Seller by Purchaser pursuant to this Agreement;

                  (v) all finished goods not included in Seller's price list on the date hereof; all components of goods not included in Seller's price list on the date hereof; and all raw materials not used in goods included in Seller's price list on the date hereof; and

                  (vi) all other assets of Seller listed on SCHEDULE 1.1(i)
            hereto.

            (h)   "EXCLUDED LIABILITIES" shall mean the following liabilities of
Seller:

                  (i) all accounts payable and liabilities of Seller in respect of indebtedness for borrowed money;

                  (ii) all liabilities and obligations of Seller in respect of
            Taxes attributable to taxable years or periods ending prior to the Closing Date;

                  (iii) all liabilities of Seller for the payment of accrued employee benefits or for severance benefits arising out of any agreement between Seller and any of its employees or any other person;

                  (iii) liabilities and obligations arising under Environmental
            Laws or otherwise related to the environment as a result of Seller's operation of the Outdoor Business prior to the Closing Date, Seller's lease of the facilities located at 2505 Trade Center Avenue, Longmont, Colorado 80503 and 4725 Nautilus Court South, #3, Boulder, Colorado 80301 or as a result of any act of Seller's employees prior to the Closing Date at the Facility;

                  (iv) all liabilities of Seller under this Agreement; and

                  (v) all other liabilities of Seller not specifically included within the definition of Assumed Liabilities and arising out of events occurring prior to the Closing Date.

            (i) "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with past practice.

            (j) "KNOWLEDGE" or "BEST KNOWLEDGE", with respect to Seller, shall mean actual knowledge after due inquiry of Eric Reynolds, Patrick Thomas and Jerry Cogdill; with respect to Purchaser, shall mean actual knowledge after due inquiry of Lee Fromson and John Burroughs.

            (k) "LICENSE" shall mean a royalty-free, exclusive, worldwide, irrevocable and transferrable license from Purchaser to Seller as set forth in the form of License Agreement attached hereto as Exhibit B.

            (l) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, any change(s), effect(s), circumstance(s) or condition(s) that, individually or in the aggregate, are or may reasonably be expected to be materially adverse to (i) the assets, business, operations, income or condition (financial or otherwise) of such Person or such Person and its Affiliates taken as a whole, or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

            (m) "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation or governmental entity (or any department, agency or political subdivision thereof).

            (n) "SEC" shall mean the United States Securities and Exchange Commission.

            (o) "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            (p) "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (q) "TRANSFER TAXES" shall mean all sales, use, value added, transfer, and similar taxes or fees imposed by any governmental entity in connection with the transfers carried out pursuant to this Agreement.

            The following additional terms are defined in the Sections of this Agreement set forth below:

            Term                                             Section
            ----                                             -------
            "BASKET AMOUNT"                                    8.4
            "CAP AMOUNT"                                       8.4
            "CLOSING"                                          3.1
            "CLOSING ASSET VALUE"                              2.3
            "CLOSING DATE"                                     3.1
            "CONTROL"                                          8.3
            "FACILITY"                                         1.1(c)
            "ENCUMBRANCES"                                     4.8
            "INDEMNIFIABLE LOSSES"                             8.2
            "INDEMNIFYING PARTY"                               8.3
            "INDEMNITEE"                                       8.3

            "INTELLECTUAL PROPERTY"                            4.11
            "OUTDOOR BUSINESS"                               Recitals
            "OUTDOOR CONTRACTS"                                4.10
            "PERMISSIBLE EXCEPTIONS"                            4.8
            "PROXY STATEMENT"                                   6.1
            "PURCHASE PRICE"                                    2.2
            "PURCHASER"                                      Preamble
            "RCRA"                                             4.13
            "SELLER"                                         Preamble
            "STOCKHOLDER PROPOSALS"                             6.1
            "SUPERFUND"                                        4.13
            "THIRD PARTY CLAIM"                                 8.3

                                   ARTICLE II
            PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1.      Purchase and Sale of Assets; Assumption of
                  Liabilities

            (a) Upon the terms and subject to the conditions hereof, at the Closing, (i) Seller shall sell, convey, assign, transfer, and deliver to Purchaser and Purchaser's successors and assigns forever, all of the Acquired Assets, free and clear of all Encumbrances other than Permissible Exceptions, and (ii) Purchaser shall purchase, acquire and accept all of the Acquired Assets, assume the Assumed Liabilities and execute and deliver the License.

            (b) Purchaser shall not assume any of the Excluded Liabilities, and Seller shall and does hereby retain responsibility for the Excluded Liabilities.

Section 2.2.      Purchase Price

            The aggregate purchase price for the Acquired Assets shall be equal to the Closing Asset Value plus $300,000 (the "PURCHASE PRICE"), and shall be payable at the Closing by Purchaser to Seller by a bank or certified check or by wire transfer on the Closing Date to an account or accounts in the United States which is designated in writing by Seller not later than three business days prior to the Closing Date.

Section 2.3.      Determination of Closing Asset Value

            (a) To calculate the Closing Asset Value, a physical count of all inventory shall be conducted by Seller and Purchaser prior to and as close as practicable to the Closing Date and in no event later than the second business day after Seller's stockholder meeting.

            (b) The "CLOSING ASSET VALUE" shall be an amount equal to the sum of: (i) $294,000, which is the determined value for all equipment included in the Acquired Assets, plus (ii) an amount equal to the actual cost incurred by Seller in the purchase and installation of any fixed assets installed in the Facility after the date hereof by Seller, which amount shall not exceed $20,000, plus (iii) an amount equal to the Inventory Value, plus (iv) an amount equal to the sum of all accounts receivable attributable to payors with billing addresses in the United States and in Canada, as determined by Seller's accounts receivable aging report as of the close of business on the day preceding the Closing Date, discounted to the extent of 0.3%, plus (v) an amount equal to the sum of the security deposits, prepaid items and discretionary expenditures set forth on Schedule 2.3 hereof. For purposes hereof, the "Inventory Value" shall be determined by multiplying the actual inventory (as determined in accordance with Section 2.3(b) above) by the respective values for such inventory as set forth in the 1997 standard cost inventory valuation report delivered by Seller to Purchaser on September 18, 1997. The calculation of Closing Asset Value shall be set forth in a statement to be signed by Seller and Purchaser at the Closing which statement shall be final and binding upon both parties for all purposes.

Section 2.4.      Allocation of Purchase Price

            Purchaser and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including tax purposes) in accordance with a mutually acceptable allocation schedule to be delivered at the Closing. Purchaser and Seller shall each timely file, or cause to be filed, an IRS Form 8594 pursuant to the requirements of Internal Revenue Code Section 1060 and the regulations thereunder reflecting such allocation.

                                   ARTICLE III
                           CLOSING AND RELATED MATTERS

Section 3.1.      Time and Place of Closing

            The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Zimet, Haines, Friedman & Kaplan, 460 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, on __________, 1997 (the "CLOSING DATE") or, if later, on the fifth business day following the date of Seller's stockholder meeting at which approval of the Stockholder Proposals is obtained. Purchaser shall not be required to have a representative present at the Closing.

Section 3.2.      Purchaser's Deliveries at the Closing

            At the Closing, Purchaser shall deliver to Seller:

                  (a) the Purchase Price;

                  (b) a copy of the Bill of Sale, Assignment and Assumption
            Agreement substantially in the form of EXHIBIT A hereto, duly executed by Purchaser;

                  (c) a duly executed copy of the License, in the form of
            EXHIBIT B hereto;

                  (d) the officer's certificate required under Section 7.2(d);

                  (e) the Closing Asset Value statement required under Section
            2.3 and the Allocation Schedule required under Section 2.4; and

                  (f) the Registration Transfer Agreement and the Data
            Compensation Rights Transfer Agreement, substantially in the forms of EXHIBIT C and EXHIBIT D hereto, duly executed by Purchaser.

Section 3.3.      Seller's Deliveries at the Closing

            At the Closing, Seller shall deliver to Purchaser:

                  (a) a copy of the Bill of Sale, Assignment and Assumption
            Agreement substantially in the form of EXHIBIT A hereto, duly executed by Seller;

                  (b) all other documents of title, deeds, endorsements,
            assignments and other instruments as are reasonably necessary to vest in Purchaser good and valid title to the Acquired Assets;

                  (c) the consent of the landlord under the lease to the
            Facility described on SCHEDULE 4.3 hereto;

                  (d) the certificate required under Section 7.1(d);

                  (e) Non-Competition Agreements, in the form attached hereto as
            EXHIBIT E, executed by Messrs. Reynolds and Cogdill;

                  (f) the Closing Asset Value statement required under Section
            2.3 and the Allocation Schedule required under Section 2.4; and


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
                  (g) the Registration Transfer Agreement and the Data
            Compensation Rights Transfer Agreement, substantially in the form of EXHIBIT C and EXHIBIT D hereto, duly executed by Seller.

Section 3.4.      Non-Assignable Instruments

            Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any Outdoor Contract which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (ii) any Outdoor Contract or claim as to which all the remedies for the enforcement thereof enjoyed by Seller would not pass to Purchaser as an incident of the assignments provided for by this Agreement. Seller shall cooperate with Purchaser to obtain the consents of any other party required in connection with the transfer of any Outdoor Contract requiring such consent and, to the extent reasonably practicable, shall provide Purchaser with all of the benefits enjoyed by Seller under any such Outdoor Contract until consent to the assignment thereof is obtained.

Section 3.5.      Interdependence

            The transfers and deliveries described in this Article III to take place at the Closing are mutually interdependent and regarded as occurring simultaneously as of the close of business on the Closing Date; and, unless waived by both Purchaser and Seller, no such transfer or delivery shall become effective unless and until all other transfers and deliveries provided for in this Article III have also been consummated.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Purchaser as follows:

Section 4.1.      Corporate Organization and Good Standing

            Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in such jurisdictions where the nature of its business or properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller. Seller has all requisite corporate power and authority and all material governmental licenses, permits, consents and approvals required to own, operate, and lease its properties and to carry on its businesses as now being conducted. Seller has heretofore delivered to Purchaser complete and correct copies of its Certificate of Incorporation and By-

Laws, each as amended and in effect on the date hereof. Seller has no subsidiaries.

Section 4.2.      Authorization, Execution and Binding Effect

            Subject to the approval of the Stockholder Proposals in accordance with the requirements of the Exchange Act and the Delaware General Corporation Law, (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller; and (b) this Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general principles of equity.

Section 4.3.      Noncontravention; Consents and Approvals

            Subject to the approval of the Stockholder Proposals in accordance with the requirements of the Exchange Act and the Delaware General Corporation Law, neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, (b) result in a violation of any order, decree, judgment, law, rule, or regulation of any court or governmental authority, applicable to Seller, (c) result in the breach of, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Seller under, any note, bond, mortgage, indenture, deed of trust, license, franchise, contract, agreement, or other instrument or commitment or obligation of Seller which breach, termination, cancellation, or acceleration would have a Material Adverse Effect on Seller, or (d) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations which have been obtained, which are set forth on SCHEDULE 4.3, or the failure of which to obtain would not have a Material Adverse Effect on the Outdoor Business.

Section 4.4.      Compliance With Laws

            To the best knowledge of Seller, Seller is in compliance with all laws, regulations, decrees and orders applicable to the Outdoor Business, except where noncompliance would not have a Material Adverse Effect on the Outdoor Business. Seller has duly filed all reports and returns required to be filed by it with governmental authorities with respect to the

Outdoor Business and has obtained all governmental permits and licenses and other governmental consents which are required in connection with the Outdoor Business, except for such reports, returns, permits, licenses, and consents which, if not filed or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Outdoor Business. All of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the best knowledge of Seller, threatened.

Section 4.5.      Financial Statements; Accounts Receivable; Inventories

            (a) Seller has heretofore delivered to Purchaser copies of its audited financial statements for the year ended December 31, 1996, and its unaudited financial statements for the quarter ended June 30, 1997. The financial statements have been prepared in conformity with GAAP and, taken as a whole, present fairly the financial position of the Outdoor Business as of the respective dates of such financial statements and the results of operations of the Outdoor Business for the periods covered by such Financial Statements.

            (b) All accounts receivable reflected on the Seller's accounts receivable aging report dated as of the date hereof have arisen from bona fide transactions in the ordinary course of the Outdoor Business's business and have been collected and, to the best knowledge of Seller, are collectable (subject to a reserve for bad debts amounting to not more than 0.3% of such accounts receivable), in the ordinary course of business in the recorded amounts thereon without valid set-off or counterclaim.

            (c) The inventories of the Outdoor Business included in the Acquired Assets consist only of material in merchantable condition and saleable or usable in the ordinary course of business.

Section 4.6.      Absence of Certain Changes

            Except as contemplated by this Agreement or as described on SCHEDULE
4.6 hereto, since June 30, 1997, there has been no Material Adverse Change in the condition, financial or otherwise, of Seller. Without limiting the generality of the foregoing, since June 30, 1997 Seller has not, with respect to the Outdoor Business or the Acquired Assets:

                  (i) paid, discharged, or satisfied any claim, liability, or obligation (absolute, accrued, contingent, or otherwise) relating to the Outdoor Business, other than the payment, discharge, or satisfaction of claims, liabilities and obligations, in the ordinary course of business and consistent with past practice, and other than payments made in connection with the termination of Seller's lease for 2505 Trade Center Avenue, Longmont, Colorado;

                           (ii) disposed of or permitted to lapse any rights to the use of any Intellectual Property;

                           (iii) sold, transferred, or otherwise disposed of any of the properties or assets of Seller used by the Outdoor Business, except for the sale of inventory in the ordinary course of business, and except for the sale of any Excluded Asset;

                           (iv) waived or released any rights of material value relating to the Outdoor Business;

                           (v) entered into any agreement, whether in writing or otherwise, to do any of the foregoing; or

                           (vi) suffered any casualty loss or damage (whether or not covered by insurance) which affects in any material respect the Acquired Assets or the conduct of the Outdoor Business.

Section 4.7. Legal Proceedings

                  Except as described on SCHEDULE 4.7 hereto, there are no material claims, actions, suits, inquiries, investigations, or proceedings pending or, to the best knowledge of Seller, threatened in writing or imminent before or by any court or governmental body, (i) against Seller relating to the Acquired Assets or the Outdoor Business, (ii) which question or challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant hereto, or (iii) which constitute requests for environmental clean-up actions, cost reimbursement or contribution by any Federal, state or local agencies or any private parties with respect to any property leased by Seller and used by the Outdoor Business. Seller is not subject to any judgment, order or decree, or to any governmental restriction (other than those applicable generally to companies engaged in businesses similar to the Outdoor Business) which is likely to have a Material Adverse Effect on the Outdoor Business.

Section 4.8. Title to Properties and Related Matters

                  (a) Seller has, and pursuant to this Agreement will convey, sell, transfer, assign and deliver to Purchaser, good and valid title to all of the Acquired Assets, except that with respect to Acquired Assets leased by Seller, Seller has and will convey, sell, transfer, assign and deliver to Purchaser valid and enforceable leasehold interests therein. Such Acquired Assets and properties and title thereto are free and clear of all title defects and all liens, mortgages, pledges, claims, charges, security interests, and other encumbrances ("ENCUMBRANCES") except Encumbrances which are disclosed on SCHEDULE 4.8(a) hereto or which do not, individually or in the aggregate, impair the current use, occupancy, or value, or the validity of title, of the property subject thereto (such exceptions being referred to herein as the "PERMISSIBLE EXCEPTIONS").

                  (b) Seller has delivered to Purchaser a correct and complete copy of the lease for the Facility, which lease is legal, valid, binding, enforceable and is in full force and effect and constitutes the only lease for real property held by Seller. There are no disputes, oral agreements or forbearance in effect as to the lease for the Facility and to the best knowledge of Seller neither party to the lease is in breach or default of the terms thereof. All rental and other amounts required to be paid under the Lease have been duly paid.

Section 4.9. Taxes and Tax Returns

                  Seller has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on the Outdoor Business. There is no dispute or claim concerning any Taxes either claimed or raised by any authority in writing.

Section 4.10. Contracts

                  (a) SCHEDULE 4.10(a) hereto lists all written contracts, agreements, instruments, arrangements, and leases to which Seller is a party or is otherwise bound and which relate to the Outdoor Business or the Acquired Assets, other than any contract which is an Excluded Asset and other than immaterial contracts (which for purposes of this Agreement shall mean contracts which (i) do not provide for aggregate payments by or to Seller in excess of $5,000 and (ii) are not otherwise material to the Outdoor Business) (collectively, including such immaterial contracts, "OUTDOOR CONTRACTS")). True and correct copies of all Outdoor Contracts listed on SCHEDULE 4.10(a) have heretofore been delivered to Purchaser.

                  (b) Except as set forth and described (including a reference in each case to the relevant clause of this Section 4.10(b)) on SCHEDULE 4.10(b) hereto:

                           (i) to the best knowledge of Seller, all Outdoor
                  Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of Seller and the other parties thereto;

                           (ii) there are no existing material defaults by
                  Seller under any Outdoor Contract, and to the best knowledge of Seller, no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a material default thereunder;

                           (iii) no other party to any Outdoor Contract has
                  asserted the right, and to the best knowledge of Seller, no basis exists for the assertion of any right, to renegotiate the terms or conditions of any such Outdoor Contract; and

                           (iv) all Outdoor Contracts are assignable by Seller
                  in connection with the transactions contemplated by this Agreement, EXCEPT AS NOTED ON SCHEDULE 4.3 HERETO.

Section 4.11. Patents, Trademarks, Trade Names, etc.

                  (a) SCHEDULE 4.11(a) hereto lists all material patents, patent applications, common law and registered trademarks, service marks and trade names, and pending registrations thereof currently owned by or licensed to Seller and used by or in the Outdoor Business. All of the foregoing, together with all other trade secrets, copyrights, know-how, processes, and proprietary information owned by Seller and used by the Outdoor Business which are entitled to legal protection, are sometimes referred to collectively herein as the "INTELLECTUAL PROPERTY."

                  (b) Except as described on SCHEDULE 4.11(b) hereto, Seller has not received any notice that its current use of any of the Intellectual Property constitutes infringement of the intellectual property of any third party, and to the best knowledge of Seller, such current use of the Intellectual Property does not constitute infringement of the intellectual property of any third party. Except as described on SCHEDULE 4.11(b), Seller has no knowledge that any third party is infringing any of the Intellectual Property and none of the Intellectual Property is subject to any outstanding litigation, administrative proceeding, order, decree, judgment, stipulation, injunction, or settlement agreement restricting or seeking to restrict the use thereof by Seller, or challenging the validity or registration of any of the Intellectual Property.

Section 4.12. Condition of Assets

                  The material improvements, fixtures and appurtenances on or to the Facility and the material tangible property included in the Acquired Assets, or the subject of any lease included in the Acquired Assets, are in good operating condition, subject to ordinary wear and tear.

Section 4.13. Environmental Matters

                  (a) SCHEDULE 4.13(a) hereto lists all permits, licenses and other authorizations which have been obtained by Seller and which are required to be held or obtained by Seller in connection with the Outdoor Business under all Environmental Laws, except for such permits, licenses and other authorizations the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Outdoor Business. Seller is in substantial compliance with all terms and conditions of such permits, licenses and authorizations, and to the best knowledge of Seller, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws and applicable to the Outdoor Business.

                  (b) To the best knowledge of Seller, there is no pending or, threatened civil or criminal litigation, notice of violation, or administrative proceeding relating in any way to the Environmental Laws (including notices, demand letters, or claims under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("SUPERFUND"), and similar state or local laws) involving the Outdoor Business or any of the Acquired Assets. To the best knowledge of Seller, there have not been and there are not any events, conditions, circumstances, activities, practices, incidents, actions, or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, study, or investigation against Seller relating to the Outdoor Business or the Acquired Assets, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study, or investigation which may be brought, under RCRA, Superfund, or similar state or local laws.

Section 4.14. Finders

                  Neither Seller nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transactions provided for in this Agreement, other than Dillon, Read & Co. Inc. Seller agrees to indemnify Purchaser against, and to hold Purchaser harmless from, any claims for brokerage or similar commission or other compensation which may be made against Purchaser by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of Seller or any of its Affiliates.

Section 4.15. Proxy Statement Information

                  Seller's Proxy Statement will not, at the respective time such Proxy Statement is filed with the SEC or mailed to the Seller's stockholders, and on the date of the Seller's stockholders' meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statement therein, in light of the circumstances under which they were made, not misleading or (ii) to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The representations and warranties contained in this Section 4.15 will not apply to statements included in or omissions from the Seller's Proxy Statement based upon information furnished to Seller by Purchaser specifically for use therein.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

Section 5.1. Corporate Organization

                  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted.

Section 5.2. Authorization, Execution and Binding Effect

                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of

Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general principles of equity.

Section 5.3. Noncontravention; Consents and Approvals

                  Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser, (ii) result in a violation of any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any court or governmental authority, applicable to Purchaser, (iii) result in the breach of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of Purchaser which breach would have a Material Adverse Effect on Purchaser, (iv) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations which have been obtained, which are set forth on
SCHEDULE 5.3, or the failure of which to obtain would not have a Material Adverse Effect on Purchaser.

Section 5.4. Finders

                  Neither Purchaser nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary, for or on account of the transactions provided for in this Agreement. Purchaser agrees to indemnify Seller against, and to hold Seller harmless from, any claims for brokerage or similar commission or other compensation which may be made against Seller by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of Purchaser or any of its Affiliates.

Section 5.5. Legal Proceedings

                  There are no material claims, actions, suits, inquiries, investigations or proceeding pending, or to the best knowledge of Purchaser, threatened in writing or imminent, against Purchaser before or by any court or governmental body which question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant hereto.

Section 5.6. Proxy Statement

                  None of the information with respect to Purchaser that will be included in the Seller's Proxy Statement that is based upon and consistent with information provided to Seller by Purchaser specifically for use therein will, at the respective times, such Proxy Statement is filed with the SEC or mailed to the Seller's stockholders or on the date of the Seller's stockholders' meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statement therein, in light of the circumstances under which they were made, not misleading or (ii) to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise.


                                   ARTICLE VI
                                    COVENANTS


Section 6.1. Pre-Closing Covenants

                  (a) General. Prior to the Closing, Purchaser and Seller will each use all reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Operation of Business. Prior to the Closing, Seller will conduct the Outdoor Business in the ordinary course, consistent with past practice, and will use all reasonable efforts to maintain its relationships with lessors, suppliers, vendors, customers and employees. Without limiting the foregoing, Seller shall not (i) become a party to any plan, contract, guarantee, agreement or arrangement that would frustrate the purpose of, or would materially adversely affect Purchaser's rights under, this Agreement; (ii) sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber any of the Acquired Assets, except that Seller may sell its inventory in the ordinary course of business; or (iii) purchase, acquire, transfer, or convey, any material Acquired Assets or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business. Prior to the Closing, Seller will transfer any inventory currently located in Canada to Seller's Facility in Longmont, Colorado.

                  (c) Full Access. Prior to the Closing, Seller will permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Outdoor Business. Purchaser and its Affiliates and representatives will treat and hold such information it receives from Seller as confidential, will not use any of the information except in connection with this Agreement, and will not disclose such information to any third party until the transaction contemplated by this Agreement is consummated. If this Agreement is terminated for any reason whatsoever and Seller sends a written request for the return of such information within thirty (30) days of such termination, Purchaser will return to Seller all tangible embodiments (and all copies) of the information which are in its possession.

                  (d) Exclusivity. Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets or any substantial portion thereof; provided, however, that Seller and its directors and officers may furnish information to any Person who, after the date hereof, submits a written offer for the stock or assets of Seller, if the Board of Directors of Seller determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of the Board of Directors requires that Seller furnish such information.

                  (e) Seller's Stockholder Meeting. (i) As soon as reasonably practicable after the date hereof, Seller shall prepare for filing and file with the SEC a proxy statement (as amended or supplemented from time to time, the "Proxy Statement") in preliminary form to approve the sale of the Acquired Assets and the Outdoor Business on the terms and conditions set forth herein, a change of Seller's corporate name and such other matters as may be necessary or desirable to include therein (collectively, the "STOCKHOLDER PROPOSALS"). Seller shall respond to comments and requests from the SEC, use its best efforts to promptly respond to any comments received from the SEC, file such document in definitive form with the SEC, mail such document to its stockholders entitled thereto, and solicit proxies with respect thereto to obtain the Stockholder Approval. Seller shall promptly deliver to Purchaser copies of any comments or requests with respect to the Proxy Statement that it receives from the SEC. Purchaser and Seller will consult and cooperate with each other in preparing and filing such document and responding to such comments and requests, and Seller shall not file with the SEC or mail to its stockholders the Proxy Statement or any amendment or supplement thereto, or respond to such comments or requests, without the prior approval of Purchaser, which approval will not be unreasonably withheld. All documents that Seller is responsible for filing with the SEC in connection with the transaction contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

                  (ii) Seller shall use all reasonable efforts to call a meeting of the holders of its Common Stock as promptly as practicable after the date hereof, for the purpose of obtaining approval of the Stockholder Proposals and shall use all reasonable efforts to hold such meeting. Seller will use its best efforts to obtain necessary stockholder approval of the Stockholder Proposals and will otherwise comply with all legal requirements applicable to the stockholders meeting. If the Stockholder Proposals are approved, prior to the Closing, Seller shall file a Certificate of Amendment to its Certificate of Incorporation to change its corporate name.

                  (iii) Subject to the accuracy of the representations and warranties of Purchaser set forth in Article V, Seller will, through its Board of Directors, recommend to the holders of its Common Stock approval of this Agreement and the transaction contemplated hereby.

                  (f) Publicity. Purchaser and Seller agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transaction contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may, in the opinion of counsel to the disclosing party, be required by applicable law.

Section 6.2. Post-Closing Covenants.

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, Purchaser and Seller agree to take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).

                  (b) Covenant Not to Compete. For a period of three years from and after the Closing Date, Seller will not engage directly or indirectly in the business of manufacturing, distributing or selling portable water filtration and purification devices in the outdoor recreational and the travel-related markets; provided, however, that nothing contained herein shall prohibit Seller from owning less than 5% of the outstanding stock of any publicly traded corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2(b) is invalid or unenforceable, Purchaser and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (c) Access. For a period of one year after the Closing, or for such shorter period as Purchaser may elect, Seller's paid invoice records shall be stored at the Facility and both Purchaser and Seller shall have access thereto. At the expiration of such period, Seller shall notify Purchaser of the location to which such records shall be forwarded and Purchaser shall forward such records to such address, at Seller's expense. After the Closing, upon reasonable written notice, Purchaser and Seller each agree to furnish or cause to be furnished to the other party and its representatives, employees, counsel and accountants reasonable access, during normal business hours, to such additional information and additional records pertinent to the Outdoor Business and assistance (relating to the Outdoor Business), as are reasonably necessary for financial reporting, benefits administration and accounting matters, the preparation and filing of any Tax Returns or other filings required to be made with any governmental entity or the defense of any Tax claim or assessment or other claim; provided, however, that such access shall not unreasonably disrupt the normal operations of either Purchaser or Seller. Neither Purchaser nor Seller shall destroy any books, records or files delivered or obtained, as the case may be, without first offering to turn over possession thereof to the other party by written notice least 30 days prior to the proposed date of such disposition or destruction.

Section 6.3. Employees

                  Purchaser shall have the right, but not the obligation, to offer employment to any of Seller's employees, at the salary levels and on other terms and conditions to be determined in Purchaser's sole discretion.


                                   ARTICLE VII
                              CONDITIONS TO CLOSING


Section 7.1. Conditions to Obligation of Purchaser to Close.

                  The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
                  Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (b) Seller shall have performed and complied with
                  all of its covenants hereunder in all material respects to the Closing Date;

                           (c) there shall not be any injunction, judgment,
                  order, decree, ruling, or charge in effect prohibiting consummation of any of the transactions contemplated by this Agreement;

                           (d) Each of Messrs. Reynolds and Cogdill shall have
                  executed a Non-Competition Agreement in the form attached hereto as EXHIBIT E;

                           (e) Seller shall have delivered to Purchaser a
                  certificate of Seller's chief executive officer or chief financial officer in the form attached hereto as EXHIBIT F; and

                           (f) the Stockholder Proposals shall have been
                  approved by the holders of a majority of Seller's outstanding shares of Common Stock.

Section 7.2. Conditions to Obligation of Seller to Close.

                  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
                  Article 5 above shall be true and correct in all material respects at and as of the Closing Date;

                           (b) Purchaser shall have performed and complied with
                  all of its covenants hereunder in all material respects up to the Closing Date;

                           (c) there shall not be any injunction, judgment,
                  order, decree, ruling, or charge in effect prohibiting consummation of any of the transactions contemplated by this Agreement;

                           (d) Purchaser shall have delivered to Seller a
                  certificate of Purchaser's chief executive officer or chief financial officer in the form attached hereto as EXHIBIT G; and

                           (e) the Stockholder Proposals shall have been
                  approved by the holders of a majority of Seller's outstanding shares of Common Stock.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

Section 8.1. Survival of Representations and Warranties, etc.

                  Except as otherwise expressly provided by this Agreement, all representations and warranties, covenants, agreements and other undertakings of the parties contained in this Agreement or in any writing delivered pursuant hereto, shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, for a period of one (1) year following the Closing Date; provided, however, that all representations and warranties of Seller which relate to Taxes and title to the Acquired Assets, shall survive until the expiration of all applicable statutes of limitation; and provided further, that the expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration.

Section 8.2. Indemnification

                  (a) Subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend, and hold harmless Purchaser and Purchaser's Affiliates from and against any and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees incurred by Purchaser and Purchaser's Affiliates in connection therewith) of Purchaser and Purchaser's Affiliates, arising out of or due to, any claim, action or proceeding asserted by a person or entity who is not a party to this Agreement (a "THIRD PARTY CLAIM") that arises out of, is due to or concerns, directly or indirectly

                           (i) any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or undertakings of Seller contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith; or

                           (ii) any Excluded Liability.

                  (b) Subject to the limitations set forth in this Article VIII, Purchaser shall indemnify, defend, and hold harmless Seller and Seller's Affiliates from and against any and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees incurred by Seller and Seller's Affiliates in connection therewith) of Seller and Seller's Affiliates, arising out of or due to Third Party Claim that arises out of, is due to or concerns, directly or indirectly

                           (i) any inaccuracy in or breach of any of the
                  representations, warranties, covenants, agreements or undertakings of Purchaser contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto in connection herewith; or

                           (ii) any Assumed Liability.

                  (c) The matters to which the indemnification obligations of
Section 8.2(a) and 8.2(b) apply shall be referred to collectively as "INDEMNIFIABLE LOSSES" and each shall be referred to as an "INDEMNIFIABLE LOSS." The amount of any Indemnifiable Loss shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Indemnifiable Loss.

Section 8.3. Procedure for Indemnification

                  (a) If a party entitled to indemnification pursuant to Section
8.2 (the "INDEMNITEE") receives notice of the assertion of a Third Party Claim with respect to which another party to this Agreement (the "INDEMNIFYING PARTY") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. With respect to any Third Party Claim, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim; provided, however, that without the consent of the Indemnitee, which consent shall not unreasonably be withheld or delayed, the Indemnifying Party shall not settle or compromise any claim unless such settlement or compromise (i) is for money damages only, which damages are paid solely by the Indemnifying Party, (ii) includes a release of the Indemnitee, and (iii) does not involve an admission of liability or fault on the part of the Indemnitee. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall within thirty (30) days of such election (or sooner if the nature of the Third Party Claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may defend such Third Party Claim without waiving its claim for indemnification hereunder; provided, however, that the Indemnitee shall not settle or compromise any such claim without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party claim, it being understood that the Indemnifying Party may, if it so elects, control such defense. "CONTROL" of the defense, as used herein, includes, without limitation, the selection of counsel and the determination of tactics and strategy applicable to litigation and settlement, subject to the other provisions of this
Section 8.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available on a reasonable basis to the Indemnifying Party any personnel or any books, records, or other documents within its control that are necessary for such defense.

                  (b) Any claim for indemnity between the parties other than with respect to a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party, setting forth in reasonable detail the basis for such claim. The Indemnifying Party shall have a period of 45 days within which to respond thereto. If the Indemnifying Party does not respond within such 45-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, the Indemnitee shall, subject to the limitations as to liability and otherwise as set forth in this Article VIII, be free to pursue such remedies as may be available to such party by applicable law.

Section 8.4. Limitation on Seller's Indemnification

                  The indemnification rights provided by this Article VIII shall be subject to the following limitations:

                  (a) Purchaser and its Affiliates shall not be entitled to assert any indemnification right or claim until such time as the aggregate amount of such rights and claims exceeds Ten Thousand Dollars ($10,000) (the "BASKET AMOUNT").

                  (b) At such time as Purchaser's and its Affiliates indemnification rights and claims exceed, in the aggregate, the Basket Amount, then Purchaser and its Affiliates may assert such rights and claims up to a maximum of Five Hundred Thousand Dollars ($500,000) (the "CAP AMOUNT").

Section 8.5. Limitation on Purchaser's Indemnification

                  Seller and its Affiliates shall not be entitled to assert any indemnification right or claim such time as the aggregate amount of such rights and claims of Seller and its Affiliates exceeds the Basket Amount. At such time as Seller's and its Affiliates' indemnification rights and claims exceed, in the aggregate, the Basket Amount, then Seller and its Affiliates may assert such rights and claims up to a maximum of the Cap Amount.

Section 8.6. Sole Remedy

                  Except as otherwise expressly provided by this Agreement, the indemnification provisions of this Article VIII shall from and after the Closing be the sole remedy for indemnification for any Third Party Claims or for any breach or alleged breach of any the representations, warranties or covenants contained in this Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS


Section 9.1. Headings; Grammatical Usage

                  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular terms and vice versa, in any place in which the context so requires.

Section 9.2. Notices

                  Any notices or other communications required or permitted hereunder shall be given in writing and shall be sufficient if delivered personally or sent by certified or registered mail, postage prepaid, or by reputable overnight carrier, addressed as follows:

                  If to Seller, to:

                           SweetWater, Inc.
                           1140 Boston Avenue, Unit A
                           Longmont, Colorado 80501
                           Attention: Eric M. Reynolds

                  with a copy to:

                           Zimet, Haines, Friedman & Kaplan
                           460 Park Avenue
                           New York, NY  10022
                           Attention:  Isabel J. Wacker, Esq.

                  If to Purchaser, to:

                           Cascade Designs, Inc.
                           4000 First Avenue South
                           Seattle, Washington 98134
                           Attn:  Lee Fromson
                  with a copy to:

                           Davis Wright Tremaine
                           1501 Fourth Avenue -- Suite 2600
                           Seattle, Washington 98101
                           Attn:  LaVerne Woods, Esq.


or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given when so personally delivered, or if mailed, three days after mailing, or if sent by overnight courier, on the following business day; provided, that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

Section 9.3. Assignment; Third Parties

                  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies.

Section 9.4. Expenses and Transfer Taxes

                  (a) Except as provided to the contrary in paragraph (b) of this Section, all fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller, and all fees and expenses incurred by Purchaser in connection with this Agreement shall be borne by Purchaser.

                  (b) Purchaser shall pay all Transfer Taxes, which may be payable in connection with the transactions contemplated by this Agreement.

Section 9.5. Complete Agreement

                  This Agreement, which includes each of the Exhibits and Schedules hereto, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto (including without limitation the Letter of Intent dated September 9, 1997 by Purchaser and executed by Seller on September 12, 1997). There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

Section 9.6. Amendments and Waivers

                  This Agreement may be amended or modified, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 9.7. Termination.

                  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (a) by mutual written consent of Purchaser and Seller; or (b) by either party hereto, if the Closing does not occur on or prior to March 31, 1998; provided, however, that the Closing has not been delayed as a result of a material breach of the representations, warranties, covenants and agreements contained herein by the party seeking termination. Upon such termination, this Agreement shall be of no further force and effect, except for the provisions of Section 6.1(c) relating to confidentiality, (ii) Section 6.1(f) relating to publicity, (iii) this Section 8.7, (iv) Section 2.4(f) and 9.4 relating to expenses, (v) Sections 4.14 and 5.4 relating to finder's fees and broker's fees and (vi) Sections 9.2 and 9.9 relating to notices and governing law, respectively.

Section 9.8. Counterparts

                  This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

Section 9.9. Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed entirely within such state. Seller and Seller's Affiliates agree to submit irrevocably, at Purchaser and Purchaser's Affiliates election, to the personal jurisdiction and venue of the Superior Court of the State of Washington for the City of Seattle in the County of King (in which case Seller and Seller's Affiliates) waive any right of removal) or to the personal jurisdiction and venue of the United States District Court for the Western District of Washington in any action for emergency injunctive relief or to enforce the provisions of this Agreement.

Section 9.10. Severability

                  This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


        PURCHASER:                      SELLER:

CASCADE DESIGNS, INC.                   SWEETWATER, INC.


By:/s/ Lee A. Fromson                   By:/s/ Eric M. Reynolds
        Name:   Lee A. Fromson                  Name:  Eric M. Reynolds
        Title:  Vice President                  Title: Chief Executive
                and Chief                              Officer and
                Financial                              President
                Officer

SBC Warburg Dillon Read                                  SBC Warburg Dillon Read
                                                         535 Madison Avenue
                                                         New York 10022
                                                         Tel. 212-906-7000

                                                         Blair W. Effron
                                                         Tel. 212-906-7742
                                                         Fax  212-644-6956
                                                         e-mail beffron@drco.com

The Board of Directors
SweetWater Inc.
1140 Boston Avenue, Unit A
Longmont, CO 80501                                             Corporate Finance

                                                     October 21, 1997


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by SweetWater Inc. ("SweetWater" or the "Company") in connection with the proposed acquisition (the "Sale Transaction") of the assets of the Outdoor Product Line ("OPL") by Cascade Designs, Inc. ("Cascade").

We understand that SweetWater and Cascade are entering into an agreement (the "Agreement") in which Cascade will purchase OPL for book value plus $300,000 (the "Consideration"). Under the terms of the Agreement, Cascade will purchase all of the assets and properties of the OPL and will be required to assume a portion of the liabilities related to OPL (as set forth in the Agreement).

In arriving at our opinion, we have reviewed the publicly available financial statements of the Company, as well as management's internal projections for the Company's Outdoor Product Line. We have considered these financial data as well as similar financial and stock market data with respect to publicly held companies in businesses similar to that of OPL, and we have performed such other studies, analyses, inquiries and investigations as we considered appropriate, including, but not limited to, several discounted cash flow analyses of OPL.

We have also considered several issues relating to management projections for the Outdoor Product Line. The issues include: poor historical financial and operating performance (lack of profitability at OPL since its founding in 1991); actual performance which was materially less favorable than financial forecasts for OPL (operating loss was 12% larger than plan in 1996); a limited market for OPL products (the overall market is estimated to be $15 million); small size and market share of OPL (the Company estimates it has $1.5 - 2.0 million in sales and a 12-15% market share); well-capitalized, substantially larger competitors; limited universe of potential available strategic acquirors; difficulty in financing a leveraged transaction; and considerable customer concentration (OPL's largest customer represents approximately 30% of sales). As such, SBC Warburg Dillon Read Inc. is a subsidiary of Swiss Bank Corporation and a member of the New York Stock Exchange.

we have significantly reduced management's projections of sales and earnings and used discount rates for our cash flow analysis that approximate those typically used in venture capital investing to account for the risk of the enterprise.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independently verifying any of such information. We have assumed, with your consent, that the financial forecasts and projections provided to us by the Company were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. In addition, while we have visited the OPL facility, we have not assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or OPL for purposes of this opinion. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

We have performed various investment banking services for the Company in the past and have received customary fees for the rendering of such services. In the ordinary course of our business we may trade the equity securities of the Company for our own and our customer's accounts and, accordingly may hold a long or short position in such securities.

It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Agreement and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted, or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of any shareholder proposal related to the Agreement, and should not be relied upon by any shareholder as such.

Based upon and subject to the foregoing, including the various assumptions, risks, and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Sale Transaction is fair from a financial point of view to the Company.

Very truly yours,


SBC Warburg Dillon Read Inc.

                                SWEETWATER, INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              Special Meeting of Shareholders, January 21, 1998



          The undersigned shareholder of Sweetwater, Inc., a Delaware corporation (the "Company") hereby acknowledges receipt of the Notice and Proxy Statement dated December __, 1997 and appoints Eric M. Reynolds and Patrick
E. Thomas, or any of them, voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at 667 Madison Avenue, Suite 2500, New York, New York 10021 on January 21, 1998 AT 10:00 A.M. (local time) or any adjournment thereof, in accordance with the following instructions:


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER                  Please mark              /X/
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS            your vote as
MADE, THE PROXY WILL BE VOTED "FOR" PROPOSAL NO. 1.                            indicated in
                                                                               this example


1. PROPOSAL NO. 1 - to approve (A) the Asset Purchase Agreement dated as of October 21, 1997 (the "Sale Agreement") between the Company and Cascade Designs, Inc., a Washington corporation; (B) the sale (the "Sale") of substantially all the business, operations and assets of the Company, as contemplated by the Sale Agreement;


[   ] FOR         [    ] AGAINST      [    ] ABSTAIN


1. PROPOSAL NO. 2 - TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO SWWT, INC., EFFECTIVE UPON CONSUMMATION OF THE SALE



[   ] FOR         [    ] AGAINST      [    ] ABSTAIN (6)


PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.


Date:___________________________________, (7) 199_


________________________________________
              Signature

________________________________________
        Signature if held jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, if a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                     PLEASE MARK, SIGN, DATE AND RETURN THE
                     PROXY PROMPTLY USING ENCLOSED ENVELOPE.

-------------------- DELETIONS --------------------

(1) December 17, 1997

(2) November

(3) December 17, 1997 at 9

(4) related to the manufacturing and distribution of portable water filtration and purification devices for outdoor use

(5) and (C) the amendment to the Company's Certificate of Incorporation to change the name of the Company to SWWT, Inc., effective upon consummation of the Sale

(6) In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

(7) 1997